SCHEDULE 14A INFORMATION

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to sec. 240.14a-12

ALLERGAN, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2525 Dupont Drive, Irvine, CA 92612 (714) 246-4500

March 21, 2007

Dear Stockholder:

You are cordially invited to attend our 2007 annual meeting of stockholders, to be held at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California, on Tuesday, May 1, 2007 at 10:00 a.m. local time. We hope you will be present to hear management’s report to stockholders.

The attached notice of meeting and proxy statement describe the matters to be acted upon at the annual meeting. If you plan to attend the annual meeting in person, please mark the designated box on the enclosed proxy card. Alternatively, if you utilize the telephone or Internet voting system, please indicate your plans to attend the annual meeting when prompted to do so by the system. If you are a stockholder of record, you should bring the bottom half of the enclosed proxy card as your admission card and present the card upon entering the annual meeting. If you are planning to attend the annual meeting and your shares are held in street name (by a bank or broker, for example), you should ask the record owner (your broker or bank) for a legal proxy or bring your most recent account statement to the annual meeting so that we can verify your ownership of Allergan stock. Please note, however, that if your shares are held in street name and you do not bring a legal proxy from the record owner, you will be able to attend the annual meeting, but you will not be able to vote at the annual meeting.

Whether or not you plan to attend the annual meeting personally, and regardless of the number of shares you own, it is important that your shares be represented at the annual meeting. Accordingly, we urge you to promptly complete the enclosed proxy card and return it in the postage-prepaid envelope provided, or to promptly use the telephone or Internet voting system. You may later change your vote if you so desire as set forth in the attached proxy statement.

David E.I. Pyott
Chairman of the Board and
Chief Executive Officer

2525 Dupont Drive, Irvine, CA 92612

NOTICE OF ANNUAL MEETING OF ALLERGAN, INC. STOCKHOLDERS

TO BE HELD ON MAY 1, 2007

TO OUR STOCKHOLDERS:

Our annual meeting of stockholders will be held at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California, on Tuesday, May 1, 2007 at 10:00 a.m., local time, for the following purposes:

1.	To elect three Class III directors to serve for three-year terms until our annual meeting of stockholders in 2010 and until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2007; and

3.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

Our board of directors has fixed March 14, 2007 as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting and, consequently, only stockholders whose names appeared on our books as owning our common stock at the close of business on March 14, 2007 will be entitled to notice of and to vote at the annual meeting and any adjournment or postponement of the annual meeting.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. It is important that your shares of common stock be represented and voted at the annual meeting. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the annual meeting. Should you receive more than one proxy card because your shares of common stock are held in multiple accounts or registered in different names or addresses, please sign, date and return each proxy card to ensure that all of your shares of common stock are voted. A postage-prepaid envelope is enclosed for that purpose. You may also vote your proxy by calling the toll-free telephone number shown on your proxy card or by visiting the Internet website address shown on your proxy card. Your proxy may be revoked at any time prior to the annual meeting. If you are a stockholder of record and attend the annual meeting and vote by ballot, any proxy that you previously submitted will be revoked automatically and only your vote at the annual meeting will be counted. However, if your shares of common stock are held of record by a broker, bank or other nominee, your vote in person at the annual meeting will not be effective unless you have obtained and present a proxy issued in your name from the record holder (your bank or broker).

By Order of the Board of Directors

Douglas S. Ingram
Executive Vice President,
Chief Administrative Officer,
General Counsel and Secretary

Irvine, California
March 21, 2007

2007 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

ii

ALLERGAN, INC.
2525 Dupont Drive, Irvine, California 92612

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 1, 2007

PROXY STATEMENT

Solicitation of Proxies by Allergan’s Board of Directors

The board of directors of Allergan, Inc. (“Allergan,” “we,” “our” or “us”) is soliciting proxies to be used at the annual meeting of stockholders, to be held at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California, on Tuesday, May 1, 2007 at 10:00 a.m., local time, and at any continuation, adjournment or postponement thereof. This proxy statement, the enclosed form of proxy and our 2006 Annual Report to Stockholders are being mailed to our stockholders on or about March 28, 2007.

Who Can Vote, Outstanding Shares

Record holders of our common stock, par value $0.01 per share, as of March 14, 2007 may vote at the annual meeting. As of the record date, there were 152,116,621 shares of our common stock (exclusive of approximately 1,639,323 shares of common stock held in treasury) outstanding, each entitled to one vote. The shares of common stock held in our treasury will not be voted at the annual meeting. There were approximately 5,763 stockholders of record as of the record date.

How You Can Vote

You are eligible to vote at the annual meeting using one of four methods:

•	Voting in Person. To vote in person, you must attend the annual meeting and follow the procedures for voting announced at the annual meeting. Please note that if your shares are held by a broker or other nominee you must present a legal proxy from such broker or nominee in order to be able to vote at the annual meeting;

•	Voting by Mail. To vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided;

•	Voting by Telephone. To vote by telephone, call the toll-free number on the enclosed proxy card; or

•	Voting by Internet. To vote via the Internet, use the website indicated on the enclosed proxy card, which is available 24 hours a day.

The Internet and telephone voting procedures are designed to authenticate your identity, to allow you to vote your shares and to confirm that your voting instructions have been properly recorded. Specific instructions are set forth on the enclosed proxy card. In order to be timely processed, an Internet or telephone vote must be received by 11:59 a.m. Central Standard Time on April 30, 2007. If you vote via the Internet or by telephone, you may incur costs such as usage charges from telephone companies or Internet service providers and you must bear these costs. Please note that while all stockholders may vote in person or by mail, certain banks and brokerages do not allow for voting by telephone or via the Internet. Regardless of the method you choose, your vote is important. Please vote by following the specific instructions on your proxy card.

If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the proxy holders named in the enclosed proxy in favor of (1) the election of all of the director nominees, and (2) in favor of ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2007. In their discretion, the proxy holders named in the enclosed proxy are authorized to vote on any other matters that may properly come before the annual meeting and at any continuation, postponement or adjournment of the annual meeting. Our board of directors does not know of any other items of business that will be presented for consideration at the annual meeting other than those described in this proxy statement. In addition, no other stockholder proposal or nomination was received on a timely basis, so no such matters may be brought to a vote at the annual meeting.

How You May Revoke or Change Your Vote

You have the power to revoke your proxy at any time before it is voted. A proxy may be revoked by a stockholder of record by:

•	delivering a written notice of revocation to our secretary at or before the annual meeting;

•	presenting to our secretary at or before the annual meeting a later dated proxy executed by the person who executed the prior proxy; or

•	attending the annual meeting and voting in person.

Attendance at the annual meeting will not, by itself, revoke a proxy. Any written notice of revocation or delivery of a subsequent proxy by a stockholder of record may be sent to Allergan, Inc., Attn: Secretary, 2525 Dupont Drive, P.O. Box 19534, Irvine, California 92623, or hand delivered to our secretary at or before the voting at the annual meeting.

If you hold your shares through a broker or other nominee, you may change your vote by submitting new voting instructions to your broker or other nominee. If you wish to vote in person, you must obtain a legal proxy issued to you by your broker or other nominee.

Quorum and Required Vote

The inspector of elections appointed for the annual meeting will tabulate votes cast by proxy or in person at the annual meeting. The inspector of elections will also determine whether or not a quorum is present. In order to constitute a quorum for the conduct of business at the annual meeting, a majority of the outstanding shares of our common stock entitled to vote at the annual meeting must be present or represented by proxy at the annual meeting. Shares that abstain from voting on any proposal, or that are represented by broker non-votes (as discussed below), will be treated as shares that are present and entitled to vote at the annual meeting for purposes of determining whether a quorum exists.

Any broker holding shares of record for you is not entitled to vote on certain matters unless the broker receives voting instructions from you. Uninstructed shares, or broker non-votes, result when shares are held by a broker who has not received instructions from its customer on such matters and the broker has so notified us on a proxy form in accordance with industry practice or has otherwise advised us that the broker lacks voting authority.

For purposes of Proposal 1, directors are elected by a plurality vote and the three nominees who receive the most votes will be elected. Abstentions will not affect the outcome of the election of the nominees to our board. The election of directors is a routine matter on which a broker or other nominee is generally empowered to vote. Accordingly, no broker non-votes will likely result from this proposal.

Approval of Proposal 2, ratifying the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2007, requires the affirmative vote of a majority of shares present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions on Proposal 2 will have the same effect as a vote against Proposal 2. The approval of Proposal 2 is a routine proposal on which a broker or other nominee is generally empowered to vote. Accordingly, no broker non-votes will likely result from this proposal.

Costs of Solicitation

The total cost of this solicitation, including preparing, printing and mailing this proxy statement, will be borne by us. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, by facsimile or in person. We have retained Georgeson Inc. to assist in the solicitation of proxies for a fee not to exceed $9,000.00, plus the reimbursement of reasonable out-of-pocket expenses. We will reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred by them in sending proxy soliciting material to the beneficial owners of our common stock.

Stockholder List

A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder for any purpose germane to the annual meeting during ordinary business hours at our corporate headquarters offices at 2525 Dupont Drive, Irvine, CA 92612 for the ten days prior to the annual meeting, and also at the annual meeting.

Confidentiality

It is our policy that all proxies, ballots and voting materials that identify the particular vote of a stockholder be kept confidential, except in the following circumstances:

•	to allow the independent inspector of elections appointed for the annual meeting to certify the results of the vote;

•	as necessary to meet applicable legal requirements, including the pursuit or defense of a judicial action;

•	where we conclude in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of the tabulation of such proxies, ballots or votes;

•	where a stockholder expressly requests disclosure or has made a written comment on a proxy card;

•	where contacting stockholders by us is necessary to obtain a quorum, the names of stockholders who have or have not voted (but not how they voted) may be disclosed to us by the independent inspector of elections appointed for the annual meeting;

•	aggregate vote totals may be disclosed to us from time to time and publicly announced at the meeting of stockholders at which they are relevant; and

•	in the event of any solicitation of proxies or written consents with respect to any of our securities by a person other than us of which solicitation we have actual notice.

Proposal No. 1

ELECTION OF DIRECTORS

Our board of directors currently consists of 12 members and is divided into three classes, with each class consisting of one third of the whole number of our board of directors. There are currently four Class I directors, four Class II directors and four Class III directors. Dr. Deborah Dunsire was appointed to our board of directors effective December 2006. Effective as of the annual meeting, Handel E. Evans’ term as a director will expire and he will not stand for re-election to our board of directors. Mr. Evans is a Class III director. As a result, effective as of the annual meeting, our board of directors will consist of 11 members and there will be four Class I directors, four Class II directors and three Class III directors. Our board of directors has reduced the number of directors on our board from 12 to 11 effective as of the annual meeting date. At each annual meeting, the directors elected by stockholders to succeed directors whose terms are expiring are identified as being of the same class as those directors they succeed and are elected for a term to expire at the third annual meeting after their election and until their successors are duly elected and qualified. Our board appoints directors to fill vacancies on our board, as they occur, as well as newly created directorships, in each instance upon the recommendation of our Corporate Governance Committee. A director appointed to fill a vacancy is appointed to the same class as the director he or she succeeds or the class of the created directorship as determined by our board. Newly-appointed directors hold office until the next election by our stockholders of the class to which such directors are appointed.

Upon the recommendation of our Corporate Governance Committee, our board of directors has nominated each of the following three persons to be re-elected to serve as a Class III director for a three-year term expiring at the annual meeting of stockholders in 2010. Each of the nominees for election currently serves as a director, has consented to serve for a new term and was elected by our stockholders to his present term of office.

Name	Age	Position with Us

Michael R. Gallagher	61	Director
Gavin S. Herbert	74	Director, Chairman Emeritus
Stephen J. Ryan, M.D.	67	Director

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE THREE NAMED DIRECTOR NOMINEES.

Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the shares of our common stock represented by the proxies will be voted for such other person or persons as may be designated by our board, unless our board reduces the number of directors accordingly. As of the date of this proxy statement, our board is not aware of any nominee who is unable or will decline to serve as a director.

Information About Nominees and Other Directors

Set forth below are descriptions of the backgrounds of each nominee as well as the other board members and their principal occupations for at least the past five years and their public-company directorships as of the record date. There are no relationships among any of our directors or among any of our directors and executive officers.

Class III — Nominees for Election at the Annual Meeting

Michael R. Gallagher, 61, was Chief Executive Officer and a Director of Playtex Products, Inc., a publicly-traded personal care and consumer products manufacturer, from July 1995 until his retirement in December 2004. Prior to that, Mr. Gallagher was Chief Executive Officer of North America for Reckitt & Colman plc, a consumer products company based in London. Mr. Gallagher was President and Chief Executive Officer of Eastman Kodak’s subsidiary L&F Products, a cleaning products company, from 1988 until the subsidiary was sold to Reckitt & Colman plc in 1994. Mr. Gallagher held various executive positions with the Lehn & Fink Products group of Sterling Drug, maker of Lysol® and other household cleaning products, from 1984 until its sale to Eastman Kodak in 1988. Mr. Gallagher is a member of the Board of Advisors of the Haas School of Business, UC Berkeley and the Board of Trustees of St. Luke’s School. Mr. Gallagher was elected to our board in 1998 and is a member of the Audit and Finance Committee and the Organization and Compensation Committee.

Gavin S. Herbert, 74, is our founder and has served as Chairman Emeritus since 1996. He had been Chairman since 1977 and was also Chief Executive Officer from 1977 to 1991. Prior to that, Mr. Herbert had been our President and Chief Executive Officer since 1961. He is Chairman and Founder of Regenesis Bioremediation Products, formed in 1994. Mr. Herbert is a life trustee of the University of Southern California, Chairman of Roger’s Gardens, a privately-held nursery, and Vice Chairman of the Beckman Foundation. Mr. Herbert is a director of the Doheny Eye Institute, a patient care, vision research and physician education center affiliated with the University of Southern California. Mr. Herbert serves on the board of The Richard Nixon Library and Birthplace Foundation, the Advisory Board for the Foundation of the American Academy of Ophthalmology, and the CEO Roundtable on Cancer. In 1994, Mr. Herbert retired as our employee. Mr. Herbert has been our director since 1950 and is a member of the Science & Technology Committee.

Stephen J. Ryan, M.D., 67, is President of the Doheny Eye Institute and the Grace and Emery Beardsley Professor of Ophthalmology at the Keck School of Medicine of the University of Southern California. Dr. Ryan was Dean of the Keck School of Medicine and Senior Vice President for Medical Care of the University of Southern California from 1991 through June 2004. Dr. Ryan is a Member of the Institute of Medicine of the National Academy of Sciences and is a member and past president of numerous ophthalmologic organizations such as the Association of University Professors of Ophthalmology and the Macula Society. Dr. Ryan is the founding President of the Alliance for Eye and Vision Research. Dr. Ryan was appointed to our board in September 2002, is Chairman of the Science & Technology Committee and is a member of the Audit and Finance Committee.

Class I — Term to Expire at the Annual Meeting in 2008

Trevor M. Jones, Ph.D., 64, served as the Director General of the Association of the British Pharmaceutical Industry (ABPI), an association representing the interests of approximately 100 British and international pharmaceutical companies, from 1994 to August 2004. From 1987 to 1994, Prof. Jones was a main board director at Wellcome plc, a major healthcare business that merged with GlaxoSmithKline plc, where he was responsible for all research and development activities. Prof. Jones received his bachelor of pharmacy degree and Ph.D. from the University of London and is currently Vice Chairman of Council at King’s College, London. He has also gained an honorary doctorate from the University of Athens as well as honorary doctorates in science from the Universities of Strathclyde, Nottingham, Bath and Bradford in the United Kingdom. Furthermore, he was recognized in the Queen’s Honors List and holds the title of a Commander of the British Empire. He is also a fellow of the Royal Society of Chemistry, a fellow of the Royal Pharmaceutical Society, and an honorary fellow of the Royal College of Physicians and of its Faculty of Pharmaceutical Medicine and an honorary fellow of the British Pharmacological Society. Prof. Jones is Chairman of the board of directors of ReNeuron Group plc, a UK-based adult stem cell research and development company and of B.A.C. BV, a discoverer and developer of novel products for biopharmaceutical purification, and a board member of Merlin Biosciences’ Funds I and II and NextPharma Technologies Holdings Ltd., a contract manufacturer in Europe for the pharmaceutical and health care industries. Prof. Jones is a founder and board member of the Geneva-based public-private partnership, Medicines for Malaria Venture and the UK Stem Cell Foundation. Prof. Jones was appointed to our board in July 2004 and is a member of the Corporate Governance Committee and the Science & Technology Committee.

Louis J. Lavigne, Jr., 58, has served as a management consultant in the areas of corporate finance, accounting and strategy since March 2005. Prior to that, Mr. Lavigne served as Executive Vice President and Chief Financial Officer of Genentech, Inc., a publicly-traded biotechnology company, from March 1997 through his retirement in March 2005. Mr. Lavigne joined Genentech in July 1982, was named controller in 1983 and, in that position, built Genentech’s operating financial functions. In 1986, he was promoted to vice president and assumed the position of chief financial officer in September of 1988. Mr. Lavigne was named senior vice president in 1994 and was promoted to executive vice president in 1997. Mr. Lavigne was a member of Genentech’s Executive Committee and was responsible for Genentech’s financial, corporate relations and information technology functions, and was named “Best CFO in Biotech” in 2005 in a survey by Institutional Investor magazine. Prior to joining Genentech, he held various financial management positions with Pennwalt Corporation, a pharmaceutical and chemical company. Mr. Lavigne also serves on the board of Kyphon Inc., a publicly-traded medical devices company. Mr. Lavigne is a faculty member of the Babson College Executive Education’s Bio-Pharma: Mastering the Business of Science

program. Mr. Lavigne was appointed to our board in July 2005 and is a member of the Audit and Finance Committee and the Science & Technology Committee.

Leonard D. Schaeffer, 61, is currently a Senior Advisor to the Texas Pacific Group, a private equity firm. Mr. Schaeffer served as Chairman of the board of directors of WellPoint, Inc., an insurance organization created by the combination of WellPoint Health Networks Inc. and Anthem, Inc., which owns Blue Cross of California, Blue Cross and Blue Shield of Georgia, Blue Cross and Blue Shield of Missouri, Blue Cross and Blue Shield of Wisconsin, Anthem Life Insurance Company, HealthLink and UniCare, from November 2004 until his retirement in November 2005. From 1992 until November 2004, Mr. Schaeffer served as Chairman of the board of directors and Chief Executive Officer of WellPoint Health Networks Inc. Mr. Schaeffer was the Administrator of the U.S. Health Care Financing Administration from 1978 to 1980. Mr. Schaeffer is a member of the board of directors of Amgen, Inc., a publicly-traded company focusing on discovering, developing and delivering innovative human therapeutics, the Board of Fellows at Harvard Medical School, the Advisory board of the National Institute for Health Care Management and a member of the Institute of Medicine. Mr. Schaeffer was elected to our board in 1993, is Chairman of the Organization and Compensation Committee and is a member of the Corporate Governance Committee.

Deborah Dunsire, M.D., 44, has served as President and Chief Executive Officer of Millennium Pharmaceuticals, Inc., a publicly-traded pharmaceutical company, since July 2005. Prior to joining Millennium Pharmaceuticals, Dr. Dunsire was Head of North American Oncology Operations from July 2000 to July 2005, and Vice President, Oncology Business Unit from August 1996 to June 2000, of Novartis AG, a publicly-traded company focused on the research and development of products to protect and improve health and well-being. From April 1988 to August 1996, Dr. Dunsire held various positions with Sandoz, a pharmaceutical company, in the areas of product management, scientific development and clinical research. Dr. Dunsire is a member of the board of directors of Pharmaceutical Research and Manufacturers of America (PhRMA), and serves on the board of the G&P Foundation for Cancer Research, a nonprofit organization. Dr. Dunsire was the 2001 recipient of the American Cancer Society Excalibur Award and the 2000 recipient of the Health Care Business Women’s Association Rising Star Award. Dr. Dunsire is a graduate of the medical school of the University of the Witwatersrand, South Africa. Dr. Dunsire was appointed to our board effective December 2006 and is a member of the Corporate Governance Committee and the Science & Technology Committee.

Class II — Term to Expire at the Annual Meeting in 2009

Herbert W. Boyer, Ph.D., 70, is a founder of Genentech, Inc., a publicly-traded biotechnology company, and has been a director of Genentech since 1976. He served as Vice President of Genentech from 1976 until his retirement in 1991. Dr. Boyer, a Professor of Biochemistry at the University of California at San Francisco from 1976 to 1991, demonstrated the usefulness of recombinant DNA technology to produce medicines economically, which laid the groundwork for Genentech’s development. Dr. Boyer received the 1993 Helmut Horten Research Award. He also received the National Medal of Science from President George H. W. Bush in 1990, the National Medal of Technology in 1989 and the Albert Lasker Basic Medical Research Award in 1980. He is an elected member of the National Academy of Sciences and a Fellow in the American Academy of Arts and Sciences. Dr. Boyer serves on the board of directors of the Scripps Research Institute, a non-profit research organization engaged in basic biomedical science. Dr. Boyer was elected Vice Chairman of our board in 2001, served as Chairman of our board from 1998 to 2001, and has been a board member since 1994. Dr. Boyer is a member of the Corporate Governance Committee and the Science & Technology Committee.

Robert A. Ingram, 64, has served as Vice Chairman Pharmaceuticals of GlaxoSmithKline plc, a publicly-traded pharmaceutical company, since January 2003. Mr. Ingram was the Chief Operating Officer and President, Pharmaceutical Operations of GlaxoSmithKline plc from January 2001 until his retirement in January 2003. Prior to that, he was Chief Executive Officer of Glaxo Wellcome plc from October 1997 to December 2000 and Chairman of Glaxo Wellcome Inc., Glaxo Wellcome plc’s United States subsidiary, from January 1999 to December 2000. Mr. Ingram is also Chairman of the board of directors of OSI Pharmaceuticals, Inc., a publicly-traded biotechnology company focusing on cancer, eye diseases and diabetes, Chairman of the board of directors of Valeant Pharmaceuticals International, a publicly-traded specialty pharmaceutical company focused on neurology, dermatology and infectious disease, and a director of Edwards Lifesciences Corporation, a publicly-traded company focused on products and technologies to treat advanced cardiovascular disease, Lowe’s Companies, Inc., a publicly-traded nationwide chain of home improvement superstores, and Wachovia Corporation, a leading bank in the United States and a publicly-traded company. In addition, Mr. Ingram is Chairman of the American Cancer Society Foundation and the CEO Roundtable on Cancer. Mr. Ingram was appointed to our board in January 2005 and is a member of the Corporate Governance Committee and the Science & Technology Committee. Effective as of the annual meeting, Mr. Ingram will become Chairman of the Corporate Governance Committee and a member of the Organization and Compensation Committee, and will no longer serve as a member of the Science & Technology Committee.

David E.I. Pyott, 53, has been our Chief Executive Officer since January 1998 and in 2001 became Chairman of our board. Mr. Pyott also served as our President from January 1998 until February 2006. Previously, he was head of the Nutrition Division and a member of the executive committee of Novartis AG, a publicly-traded company focused on the research and development of products to protect and improve health and well-being, from 1995 until December 1997. From 1992 to 1995, Mr. Pyott was President and Chief Executive Officer of Sandoz Nutrition Corp., Minneapolis, Minnesota, a predecessor to Novartis, and General Manager of Sandoz Nutrition, Barcelona, Spain, from 1990 to 1992. Prior to that, Mr. Pyott held various positions within the Sandoz Nutrition group from 1980. Mr. Pyott is also a member of the board of directors of Avery Dennison Corporation, a publicly-traded company focused on pressure-sensitive technology and self-adhesive solutions, Edwards Lifesciences Corporation, a publicly-traded company focused on products and technologies to treat advanced cardiovascular diseases, Pacific Mutual Holding Company, a leading California-based life insurer, the ultimate parent company of Pacific Life and Pacific LifeCorp, the parent stockholding company of Pacific Life. Mr. Pyott is a member of the Directors’ Board of The Paul Merage School of Business at the University of California, Irvine (UCI) and is chair of the Chief Executive Roundtable for UCI. Mr. Pyott serves on the board of directors and the Executive Committee of the California Healthcare Institute, and the board of directors of the Biotechnology Industry Organization. Mr. Pyott also serves as a member of the board of directors of the Pan-American Ophthalmological Foundation, the International Council of Ophthalmology Foundation, the Cosmetic Surgery Foundation and as a member of the Advisory Board for the Foundation of the American Academy of Ophthalmology. Mr. Pyott joined our board in 1998.

Russell T. Ray, 59, has served as a Managing Partner of HLM Venture Partners, a private equity firm that provides venture capital to health care information technology, health care services and medical technology companies, since September 2003. Mr. Ray was Founder, Managing Director and President of Chesapeake Strategic Advisors, a firm specializing in providing advisory services to health care and life sciences companies, from April 2002 to August 2003. From 1999 to March 2002, Mr. Ray was the Global Co-Head of the Credit Suisse First Boston Health Care Investment Banking Group, where he focused on providing strategic and financial advice to life sciences, health care services and medical device companies. Prior to joining Credit Suisse First Boston, Mr. Ray spent twelve years at Deutsche Bank, and its predecessor entities BT Alex. Brown and Alex. Brown & Sons, Inc., most recently as Global Head of Health Care Investment Banking. Mr. Ray is a Director of Pondaray Enterprises, Inc., a closely-held image content provider, and a Trustee of The Friends School of Baltimore. Mr. Ray was elected to our board in April 2003, is Chairman of the Audit and Finance Committee and is a member of the Organization and Compensation Committee.

Proposal No. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Finance Committee of our board is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The Audit and Finance Committee has selected Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2007 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by our stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since June 24, 2005, when the Audit and Finance Committee dismissed KPMG LLP as our independent registered public accounting firm.

Although ratification by our stockholders is not a prerequisite to the ability of the Audit and Finance Committee to select Ernst & Young LLP as our independent registered public accounting firm, we believe such ratification to be desirable. Accordingly, stockholders are being requested to ratify, confirm and approve the selection of Ernst & Young LLP as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements for fiscal year 2007. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent registered public accounting firm will be reconsidered by the Audit and Finance Committee; provided, however, the Audit and Finance Committee may select Ernst & Young LLP notwithstanding the failure of the stockholders to ratify its selection. The Audit and Finance Committee believes ratification is advisable and in the best interests of the stockholders. If the appointment of Ernst & Young LLP is ratified, the Audit and Finance Committee will continue to conduct an ongoing review of Ernst & Young LLP’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace Ernst & Young LLP at any time.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2007.

Audit Matters

Independent Registered Public Accounting Firms’ Fees

Aggregate fees billed to us for the fiscal years ended December 31, 2006 and December 31, 2005 by our independent registered public accounting firms, Ernst & Young LLP and KPMG LLP (each an “Accounting Firm” and together, the “Accounting Firms”), are as follows:

	2006(1)	2005(2)	2005(2)
Type of Fees	E&Y	E&Y	KPMG

Audit Fees(3)	$3,879,084	$2,667,652	$232,938
Audit-Related Fees(4)	384,296	93,857	54,286
Tax Fees(5)	564,707	622,014	861,290
All Other Fees	0	0	0

Total	$4,828,087	$3,383,523	$1,148,514

(1)	The 2006 fees represent the aggregate fees billed to us solely by Ernst & Young LLP.

(2)	The 2005 fees billed to us by the Accounting Firms were, in aggregate, $4,532,037 including “Audit Fees” of $2,900,590, “Audit-Related Fees” of $148,143, “Tax Fees” of $1,483,304 and “All Other Fees” of zero.

(3)	Represents the aggregate fees billed to us by each Accounting Firm for professional services rendered for the audit of our annual consolidated financial statements and our internal controls over financial reporting, for the reviews of our consolidated financial statements included in our Form 10-Q filings for each fiscal quarter, for statutory audits of our international operations, and the preparation of comfort letters and consents with respect to registration statements.

(4)	Represents the aggregate fees billed to us by each Accounting Firm for assurance and related services that are reasonably related to the performance of the audit and review of our consolidated financial statements that are not already reported in Audit Fees. These services include accounting consultations and attestation services that are not required by statute.

(5)	Represents the aggregate fees billed to us by each Accounting Firm for professional services relating to tax compliance, tax advice and expatriate tax services.

The audit report of Ernst & Young LLP on our consolidated balance sheets as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2006 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that Ernst & Young LLP’s audit report referred to above contains an explanatory paragraph that describes our adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payments, effective January 1, 2006, and Statement of Financial Accounting Standard No. 158, Defined Benefit Pension and Other Post Retirement Plans, effective in the fourth quarter of 2006, as discussed in Note 1, Summary of Significant Accounting Policies, to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2006.

The audit report of KPMG on our consolidated financial statements as of and for the fiscal years ended December 31, 2004 and December 31, 2003 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG’s audit report on our consolidated financial statements as of and for the year ended December 31, 2004 contained a separate paragraph stating “as discussed in Note 1 to the consolidated financial statements, the Company adopted Emerging Issues Task Force (EITF) No. 04-08, The Effect of Contingently Convertible Instruments on Diluted Earnings Per Share, in the fiscal fourth quarter of 2004 and restated all prior period diluted earnings per share amounts.” The audit report of KPMG on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified.

In connection with the audits of the fiscal years ended December 31, 2004 and December 31, 2003, and in the subsequent unaudited interim period through June 24, 2005, there were no (1) disagreements between us and KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to KPMG LLP’s satisfaction, would have caused KPMG LLP to make reference to the subject matter of the disagreement in its report, or (2) reportable events described under Item 304(a)(1)(v) of Regulation S-K. A letter from KPMG LLP is attached to the Form 8-K filed by us on June 30, 2005 as Exhibit 16, indicating KPMG LLP’s agreement to the statements made therein.

In deciding to select Ernst & Young LLP as our independent registered public accounting firm, the Audit and Finance Committee reviewed auditor independence issues and existing commercial relationships with Ernst & Young LLP and concluded that Ernst & Young LLP has no commercial relationship with us that would impair its independence.

During the fiscal year ended December 31, 2004, and the subsequent unaudited interim period through June 24, 2005, we did not consult with Ernst & Young LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Independent Registered Public Accounting Firm’s Independence and Attendance at the Annual Meeting

The Audit and Finance Committee has considered whether the provision of the above noted services by Ernst & Young LLP is compatible with maintaining the independent registered public accounting firm’s independence and has determined that the provision of such services by Ernst & Young LLP has not adversely affected the independent registered public accounting firm’s independence.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Policy on Audit and Finance Committee Pre-Approval

As part of its duties, the Audit and Finance Committee is required to pre-approve audit and non-audit services performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. In January 2005, the Audit and Finance Committee adopted a revised policy for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally provides that services in the defined categories of audit services, audit-related services, tax services and all other services, are deemed pre-approved up to specified amounts, and sets requirements for specific case-by-case pre-approval of discrete projects that are not otherwise pre-approved or for services over the pre-approved amounts. Pre-approval may be given as part of the Audit and Finance Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The pre-approval of services may be delegated to one or more of the Audit and Finance Committee’s members, but the decision must be presented to the full Audit and Finance Committee at its next scheduled meeting. The policy prohibits retention of the independent registered public accounting firm to perform the prohibited non-audit functions defined in Section 201 of the Sarbanes-Oxley Act of 2002 or the rules of the Securities and Exchange Commission, or SEC, and also considers whether proposed services are compatible with the independence of the independent registered public accounting firm. All services provided by our independent registered public accounting firm in 2006 were pre-approved in accordance with the Audit and Finance Committee’s pre-approval requirements.

CORPORATE GOVERNANCE

Director Independence

Our Bylaws and our Guidelines on Significant Corporate Governance Issues require that a majority of our directors meet the criteria for independence set forth under applicable securities laws, including the Securities Exchange Act of 1934, as amended, applicable rules and regulations of the SEC and applicable rules and regulations of the New York Stock Exchange, or NYSE. The NYSE Listed Company Manual and corresponding listing standards provide that, in order to be considered independent, our board must determine that a director has no material relationship with us other than as a director. Our board has reviewed the relationships between each board member (and each such director’s immediate family members) and us or one of our subsidiaries or affiliates.

Based on its review, our board has affirmatively determined that Drs. Boyer, Dunsire and Ryan, Prof. Jones, and Messrs. Gallagher, Herbert, Lavigne, Ray and Schaeffer, do not currently have any relationship with us other than as a director and each is “independent” within the foregoing independence standards.

•	Our board of directors has also determined that Mr. Ingram is “independent” under applicable NYSE listing standards. In making this determination, our board of directors has considered that Mr. Ingram is the Vice Chairman Pharmaceuticals of GlaxoSmithKline plc, that Mr. Ingram owns less than 1% of GlaxoSmithKline’s outstanding common stock and that during 2006, we paid an insignificant amount to GlaxoSmithKline and received an amount that was less than 5% of our 2006 net revenue from GlaxoSmithKline in connection with the outlicensing of Botox® in China and Japan, together with our agreement to co-promote certain GlaxoSmithKline migraine products in the United States. Our board also considered that Mr. Ingram is the Chairman of the board of directors of Valeant Pharmaceuticals, that Mr. Ingram owns less than 1% of Valeant Pharmaceuticals’ outstanding common stock and that during 2006, we paid an insignificant amount to Valeant Pharmaceuticals in connection with promotion and selling expenses and we received an amount that was less than 5% of our 2006 net revenue from Valeant Pharmaceuticals in connection with inventory we sold to Valeant for distribution in Hungary and Poland.

•	Our board of directors has also determined that Mr. Schaefer is “independent” under applicable NYSE listing standards. In making this determination, our board of directors has considered that Mr. Schaeffer, prior to November 2005, was Chairman of the board of directors of Wellpoint, Inc., that Mr. Schaefer owns less than 1% of Wellpoint, Inc.’s common stock, that in 2006, we paid approximately $5,307,511 to Blue Cross of California and WellPoint Pharmacy Management, both of which are WellPoint, Inc. affiliates, and that WellPoint, Inc. had total revenues of approximately $45 billion in 2005.

Mr. Pyott was determined to not be independent based on his service as our Chief Executive Officer.

Our board of directors has also determined that each member of the Audit and Finance Committee, the Corporate Governance Committee and the Organization and Compensation Committee, respectively, is “independent” under the applicable listing standards of the NYSE and, with respect to members of the Audit and Finance Committee, the audit committee requirements of the SEC. None of the members of these committees is an officer, employee, former employee or affiliate of us or any of our subsidiaries.

Our Guidelines on Significant Corporate Governance Issues are available on the Corporate Governance section of our website at www.allergan.com. Additionally, the guidelines are available by writing to Allergan, Inc., Attn: Secretary, 2525 Dupont Drive, P.O. Box 19534, Irvine, CA 92623.

Board Meetings

Our business and affairs are managed under the direction of our board of directors. Our board held 6 full meetings during 2006 and each director attended at least 75% of our board meetings in 2006, except for Mr. Evans, who attended 50% of such meetings. Directors are also kept informed of our business through personal meetings and other communications, including considerable telephone contact with the Chairman of our board and others regarding matters of interest and concern to us and our stockholders.

Executive Sessions

Non-management directors meet regularly in executive sessions without management. “Non-management” directors are all of our board members who are not our officers and include directors, if any, who are not “independent” by virtue of the existence of a material relationship with us. It is our board’s policy that the Vice Chairman of our board, a non-management director, if present, preside over the executive sessions. If not present, a different non-management director is selected by the non-management directors to chair the executive session. Dr. Boyer is the current Vice Chairman of our board and, when present, presides over the executive sessions. Executive sessions of the non-management directors are typically held in conjunction with each regularly scheduled board meeting.

Board Committees

Our board has a standing Audit and Finance Committee, Corporate Governance Committee, Organization and Compensation Committee and Science & Technology Committee. Our board of directors has reviewed, assessed the adequacy of, and approved a formal written charter for each of these committees, each of which are available on the Corporate Governance section of our website at www.allergan.com. Our stockholders may also request a copy of any of the charters of these committees by writing to Allergan, Inc., Attn: Secretary, 2525 Dupont Drive, P.O. Box 19534, Irvine, CA 92623.

Audit and Finance Committee

The Audit and Finance Committee is currently comprised of Mr. Ray (Chairperson), Dr. Ryan and Messrs. Gallagher and Lavigne. Our board has determined that Messrs. Ray and Lavigne meet the definition of an audit committee financial expert, as set forth in Item 407(d)(5)(ii) of SEC Regulation S-K. The Audit and Finance Committee held 11 meetings during 2006 and each member of the Audit and Finance Committee attended at least 75% of the total meetings of the committee held when he was a member.

Pursuant to the charter adopted for the Audit and Finance Committee, the primary role of the Audit and Finance Committee is to assist our board in its oversight of our financial reporting process. Our management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit and Finance Committee:

•	reviews the integrity of our financial statements, financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	assists our board in its oversight of our compliance with legal and regulatory requirements;

•	reviews the independence, qualifications and performance of our independent registered public accounting firm and internal audit department;

•	provides an avenue of communication among the independent registered public accounting firm, management, the internal audit department and our board;

•	prepares the report that SEC rules require be included in our annual proxy statement;

•	reviews and discusses with management and our independent registered public accounting firm our annual audited financial statements and quarterly unaudited financial statements;

•	retains, terminates and annually reconfirms our independent registered public accounting firm for the fiscal year;

•	meets with our independent registered public accounting firm to discuss the scope and results of their audit examination and the fees related to such work;

•	meets with our internal audit department and financial management to:

•	review the internal audit department’s activities and to discuss our accounting practices and procedures;

•	review the adequacy of our accounting and control systems; and

•	report to our board any considerations or recommendations the Audit and Finance Committee may have with respect to such matters;

•	reviews the audit schedule and considers any issues raised by its members, our independent registered public accounting firm, the internal audit staff, the legal staff or management;

•	reviews the independence of our independent registered public accounting firm, and the range of audit and non-audit services provided and fees charged by our independent registered public accounting firm;

•	monitors the implementation of our Code of Business Conduct and Ethics for our employees, and receives regular reports from our chief ethics officer, who coordinates compliance reviews and investigates noncompliance matters;

•	through our chief ethics officer pursuant to the procedures set forth in our Code of Business Conduct and Ethics, manages the receipt, retention and treatment of complaints we received regarding accounting, internal accounting controls or audit matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	performs an annual self-evaluation;

•	pre-approves audit and non-audit services performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence;

•	reviews, approves or modifies management recommendations on corporate financial strategy and policy and, where appropriate, makes recommendations to our board; and

•	discusses with our management the certification of our financial reports by our principal executive officer and principal financial officer.

The report of the Audit and Finance Committee is on page 57 of this proxy statement.

Corporate Governance Committee

The Corporate Governance Committee is currently comprised of Mr. Evans (Chairman), Drs. Boyer and Dunsire, Prof. Jones, and Messrs. Ingram and Schaeffer. Mr. Evans is not standing for re-election at the annual meeting. Effective as of the annual meeting, Mr. Ingram will become Chairman of the Corporate Governance Committee. The Corporate Governance Committee held 4 meetings during 2006 and each member of the Corporate Governance Committee attended at least 75% of the total meetings of the committee held when he was a member, except for Mr. Evans, who attended 50% of such meetings. The Corporate Governance Committee:

•	considers the performance of incumbent directors;

•	considers and makes recommendations to our board concerning the size and composition of our board;

•	develops and recommends to our board guidelines and criteria to determine the qualifications of directors;

•	considers and reports to our board concerning its assessment of our board’s performance;

•	performs an annual self-evaluation;

•	considers, from time to time, the current board committee structure and membership;

•	recommends changes to the amount and type of compensation of board members as appropriate; and

•	makes recommendations to our board from time to time as to matters of corporate governance, and reviews and assesses our Guidelines on Significant Corporate Governance Issues.

The Corporate Governance Committee is responsible for recommending qualified candidates for election as directors, including the slate of directors that our board proposes for election by our stockholders at the annual meeting. In identifying, evaluating and selecting potential director nominees, including nominees recommended by our stockholders, the Corporate Governance Committee engages in the following selection process:

•	the Chief Executive Officer, the Corporate Governance Committee or any other board member identifies the need to add a new member to our board with specific criteria or to fill a vacancy on our board. Alternatively, stockholders may recommend a nominee for election to fill a vacancy or as an addition to our board;

•	the Corporate Governance Committee initiates a search, working with support staff and seeking input from board members and senior management, and considering stockholder recommendations. The Corporate Governance Committee may hire a search firm if deemed appropriate;

•	the initial slate of candidates that satisfy specific criteria and otherwise qualify for membership on our board are identified and presented to the Chairman of the Corporate Governance Committee, or in the Chairman’s absence, any member of the Corporate Governance Committee delegated to initially review director candidates;

•	the appropriate Corporate Governance Committee member makes an initial determination in his or her own independent business judgment as to the qualification and fit of such director candidate(s) and whether there is a need for additional directors to join our board at that time;

•	if the reviewing Corporate Governance Committee member determines that it is appropriate to proceed, our Chief Executive Officer and several members of the Corporate Governance Committee interview prospective director candidate(s);

•	the Corporate Governance Committee provides informal progress updates to our board;

•	the Corporate Governance Committee meets to consider and approve the final director candidate(s) (the full Corporate Governance Committee may, in its discretion, conduct interviews as schedules permit); and

•	if approved by the Corporate Governance Committee, the Corporate Governance Committee seeks board of director approval of the director candidate(s).

Among other things, when assessing a candidate’s qualifications, the Corporate Governance Committee looks for the following qualities and skills:

•	directors should be of the highest ethical character and share our values;

•	directors should have reputations, both personal and professional, that are consistent with our image and reputation;

•	directors should be highly accomplished in their respective fields, having achieved superior credentials and recognition;

•	in selecting directors, the Corporate Governance Committee will generally seek leaders affiliated or formerly affiliated with major organizations, including scientific, business, government, educational and other non-profit institutions;

•	the Corporate Governance Committee will also seek directors who are widely recognized as leaders in the fields of medicine or the biological sciences, including those who have received the most prestigious awards and honors in those fields;

•	each director should have relevant expertise and experience, and be able to offer advice and guidance to our management based on that expertise and experience; and

•	directors should be independent of any particular constituency and be able to represent all of our stockholders, should have the ability to exercise sound business judgment, and should be selected so that our board is a diverse body, with diversity reflecting gender, ethnic background, country of citizenship and professional experience.

The Corporate Governance Committee considers all of the qualities mentioned above when considering a candidate for director, without regard to whether such candidate was nominated by the Chairman of our board, another director or a stockholder. Stockholders can suggest qualified candidates for director by submitting to us any recommendations for director candidates, along with appropriate biographical information, a brief description of such candidate’s qualifications and such candidate’s written consent to nomination. All submissions should be sent to the Corporate Governance Committee of the Board of Directors, c/o Allergan, Inc., Attn: Secretary, 2525 Dupont Drive, P.O. Box 19534, Irvine, CA 92623. We may request from the recommending stockholder or recommending stockholder group such other information as may reasonably be required to determine whether each person recommended by a stockholder or stockholder group as a nominee meets the minimum director qualifications established by our board and is independent for purposes of SEC and NYSE rules. Submissions that meet the criteria outlined in the immediately preceding paragraph are forwarded to the Chairman of the Corporate Governance Committee or such other member of the Corporate Governance Committee delegated to review and consider candidates for director nominees.

Organization and Compensation Committee

The Organization and Compensation Committee (the “Compensation Committee”) is currently comprised of Mr. Schaeffer (Chairman), Messrs. Evans, Gallagher and Ray. Mr. Evans is not standing for re-election at the annual meeting. Effective as of the annual meeting, Mr. Ingram will become a member of the Compensation Committee. The Compensation Committee held 5 meetings during 2006 and each member of the Compensation Committee attended at least 75% of the total meetings of the committee held when he was a member, except for Mr. Evans, who attended 60% of such meetings. The Compensation Committee:

•	reviews and approves the corporate organizational structure;

•	reviews and approves for submission to our board the election of corporate officers;

•	reviews the performance of corporate officers;

•	reviews and approves the compensation of corporate officers, including salary and bonus awards;

•	establishes overall employee compensation policies;

•	performs an annual self-evaluation;

•	recommends to our board major compensation programs; and

•	administers our various compensation and stock option plans.

For more information on the processes and procedures followed by the Compensation Committee for the consideration and determination of executive compensation, see the “Executive Compensation” section beginning on page 23 of this proxy statement.

Science & Technology Committee

The Science & Technology Committee is currently comprised of Dr. Ryan (Chairman), Drs. Boyer and Dunsire, Prof. Jones and Messrs. Herbert, Ingram and Lavigne. Effective as of the annual meeting, Mr. Ingram will no longer be a member of the Science & Technology Committee. The Science & Technology Committee held 5 meetings during 2006 and each member of the Science & Technology Committee attended at least 75% of the total meetings of the committee held when he or she was a member. The Science & Technology Committee:

•	reviews our discovery and development research portfolio, including the relevant underlying science;

•	reviews the staffing of key scientific and management positions, including significant changes, within our research and development organization;

•	evaluates the investment allocation for our research and development portfolio, including project expenditures;

•	reviews the major strategic priorities within our research and development organization and the competitive environment surrounding those priorities;

•	reviews variances to our operating plan for major research and development projects;

•	monitors the progress of our research and development projects, including milestones;

•	reviews the process for research and development patents and our strategic patent portfolio; and

•	reviews our major technology-based collaborations, in-licensing and out-licensing agreements.

Code Of Business Conduct And Ethics

We have adopted a Code of Business Conduct and Ethics, which contains general guidelines for conducting our business and is designed to help directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. The Code of Business Conduct and Ethics applies to all directors, consultants and employees, including our principal executive officer and our principal financial officer and any other employee with any responsibility for the preparation and filing of documents with the SEC. The Code of Business Conduct and Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information and compliance with laws and regulations. A copy of the Code of Business Conduct and Ethics is available on the Corporate Governance section of our website at www.allergan.com. The information on our website is not incorporated by reference in this proxy statement. We may post amendments to or waivers of the provisions of the Code of Business Conduct and Ethics, if any, made with respect to any directors and employees on that website. Our stockholders may request a copy of our Code of Business Conduct and Ethics by writing to Allergan, Inc., Attn: Secretary, 2525 Dupont Drive, P.O. Box 19534, Irvine, CA 92623.

Contacting the Board of Directors

Any interested person, including any stockholder, who desires to contact the current director presiding over the executive sessions or the other board members may do so by writing to the Allergan, Inc. Board of Directors, Attn: Secretary, 2525 Dupont Drive, P.O. Box 19534, Irvine, CA 92623. Communications received will be distributed by our secretary to the director presiding over the executive sessions or such other board member or members as deemed appropriate by our secretary, depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting, internal accounting controls or auditing matters are received, they will be forwarded by our secretary to the chairperson of the Audit and Finance Committee for review.

Director Attendance at Annual Meetings

Although we have no policy with regard to board members’ attendance at our annual meeting of stockholders, it is customary for, and we encourage, all board members to attend. Eleven of the twelve directors then in office attended the 2006 annual meeting of stockholders.

Non-Employee Directors’ Compensation

Our board believes that providing competitive compensation is necessary to attract and retain qualified non-employee directors. The key elements of director compensation are a cash retainer, committee chair fees, meeting fees and equity-based grants. It is our board’s practice to provide a mix of cash and equity-based compensation that it believes aligns the interests of our board and our stockholders. As an employee director, Mr. Pyott does not receive additional compensation for board service. For more information on non-employee director compensation, see the “Director Compensation” table beginning on page 53 of this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Directors and Executive Officers

The following table sets forth information as of the record date, March 14, 2007, regarding the beneficial ownership of our common stock by (i) each director, including the three nominees, (ii) our chief executive officer, chief financial officer and each of our three most highly compensated executive officers for the year ended December 31, 2006 (our named executive officers) and (iii) all of our directors and nominees, named executive officers and executive officers as a group.

			Rights to
			Acquire	Unvested	Total Shares of
	Shares of		Shares of	Shares of	Common Stock
	Common Stock		Common	Restricted	Beneficially	Percent of
	Owned(1)		Stock(2)	Stock(3)	Owned	Class(4)

Class I Directors:
Deborah Dunsire, M.D.	0		119	0	119	*
Trevor M. Jones, Ph.D.	2,520		8,280	3,600	14,400	*
Louis J. Lavigne, Jr.	1,800	(5)	4,500	3,600	9,900	*
Leonard D. Schaeffer	19,233	(6)	19,794	3,600	42,627	*
Class II Directors:
Herbert W. Boyer, Ph.D.	17,400	(7)	18,630	5,400	41,430	*
Robert M. Ingram	3,600		7,658	5,400	16,658	*
David E.I. Pyott	42,111	(8)	1,598,951	9,704	1,650,766	1.09%
Russell T. Ray	5,400		12,000	5,400	22,800	*
Class III Directors and Nominees:
Handel E. Evans	27,378		41,046	1,800	70,224	*
Michael R. Gallagher	16,400		17,764	1,800	35,964	*
Gavin S. Herbert	132,690	(9)	12,000	1,800	146,490	*
Stephen J. Ryan, M.D.	7,688		13,497	1,800	22,985	*
Other Named Executive Officers:
F. Michael Ball	6,423	(10)	169,601	2,772	178,796	*
Jeffrey L. Edwards	2,514		118,397	6,420	127,331	*
Douglas S. Ingram	4,158		204,315	3,860	212,333	*
Scott M. Whitcup, M.D.	4,790		94,498	4,700	103,988	*
Roy J. Wilson	1,401		0	0	1,401	*
All current directors and nominees, named executive officers and executive officers as a group (19 persons, including those named above)	301,173		2,429,519	71,584	2,802,276	1.84%

*	Beneficially owns less than 1% of our outstanding common stock.

(1)	In addition to shares held in the individual’s sole name, this column includes (1) shares held by the spouse of the named person and shares held in various trusts and (2) for employees, shares held in trust for the benefit of the named employee in our Savings and Investment Plan and Employee Stock Ownership Plan as of the record date.

(2)	This column also includes shares which the person or group has the right to acquire within sixty (60) days of March 14, 2007 as follows: (a) for employees (Messrs. Pyott, Edwards, Ball, Ingram and Dr. Whitcup), these shares may be acquired upon the exercise of stock options and (b) for non-employee directors, this number represents the number of shares that may be acquired upon the exercise of stock options within sixty (60) days of March 14, 2007, and shares accrued under our deferred directors’ fee program as of March 14, 2007. Under our deferred directors’ fee program, participants elect to defer all or a portion of their annual retainer and meeting fees, with such deferred amounts treated as having been invested in our common stock. These shares are distributed upon termination of a director’s service on our board.

(3)	Represents unvested shares of restricted stock held by our executive officers and directors.

(4)	Based on 152,116,621 shares of our common stock outstanding as of March 14, 2007 (exclusive of 1,639,323 shares of our common stock held at treasury). Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the directors and nominees, named executive officers and executive officers has sole voting and/or investment power with respect to such shares.

(5)	Includes 1,800 shares beneficially owned by a trust for which Mr. Lavigne serves as co-trustee and beneficiary.

(6)	Includes 19,233 shares beneficially owned by a trust for which Mr. Schaeffer serves as trustee and beneficiary.

(7)	Includes 17,400 shares beneficially owned by a trust for which Dr. Boyer serves as trustee and beneficiary.

(8)	Includes 39,175 shares beneficially owned by trusts for which Mr. Pyott serves as trustee and beneficiary.

(9)	Includes 132,690 shares beneficially owned by trusts for which Mr. Herbert serves as trustee and beneficiary.

(10)	Includes 2,758 shares beneficially owned by a trust for which Mr. Ball serves as trustee and beneficiary.

Stockholders Holding 5% or More

Except as set forth below, our management knows of no person who is the beneficial owner of more than 5% of our issued and outstanding common stock.

	Shares Beneficially		Percent of
Name and Address of Beneficial Owners	Owned		Class(1)

FMR Corp.	20,767,235	(2)	13.65%
82 Devon Street
Boston, MA 02109
UBS AG	17,580,645	(3)	11.56%
Bahnhofstrasse 45
P.O. Box CH-8021
Zurich, Switzerland
Capital Group International, Inc.	16,702,950	(4)	10.98%
11100 Santa Monica Boulevard
Los Angeles, CA 90025
Sands Capital Management, LLC	8,304,639	(5)	5.46%
1100 Wilson Blvd.
Arlington, VA 22209

(1)	Based on 152,116,621 shares of common stock outstanding as of March 14, 2007 (exclusive of 1,639,323 shares of common stock held in treasury).

(2)	Based on the information provided pursuant to a joint statement on an amended Schedule 13G filed with the SEC on February 14, 2007 by FMR Corp. (“FMR”) on behalf of itself and affiliated persons and entities. FMR is a parent holding company in accordance with Section 240.13d-1(b)(ii)(G). The affiliated persons and entities include: Fidelity Management & Research Company (“FMRC”), a wholly owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940; Mr. Edward C. Johnson 3d (“Johnson”), the Chairman of FMR; Fidelity Management Trust Company (“FMTC”), a wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934; Fidelity International Limited (“FIL”), a Bermuda-based subsidiary of FMR which is a qualified institution under Section 240.13d-1(b)(1) that provides investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors; Strategic Advisers, Inc. (“Strategic Advisers”), a wholly owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 that provides investment advisory services to individuals; Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940; and Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934. The Schedule 13G reports that: FMRC, as a result of acting as investment adviser to various investment companies (the “Funds”), beneficially owns 19,634,451 shares; FMTC, as a result of serving as investment manager of institutional accounts, beneficially owns 800 shares; FIL beneficially owns 810,488 shares; Strategic Advisers beneficially owns 1,970 shares; PGALLC, as a result of serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940, beneficially owns 44,179 shares; and PGATC, as a result of serving as investment manager of institutional accounts, beneficially owns 275,347 shares. Both Johnson and FMR, through its control of FMRC and the Funds, each has the sole dispositive power with respect to the 19,634,451 shares owned by the Funds. In addition, both Johnson and FMR, through its control of FMTC, each has sole dispositive power with respect to 800 shares and sole voting power with respect to 800 shares owned by the institutional account(s) reported in the Schedule 13G. Johnson and FMR, through their control of PGALLC, each has sole dispositive power with respect to 44,179 share and sole voting power with respect to 44,179 shares owned by the institutional accounts or funds advised by PGALLC. Johnson and FMR, through their control of PGATC, each has sole dispositive power with respect to 275,347 shares and sole voting power with respect to 275,347 shares owned by the institutional accounts managed by PGATC. FIL has sole dispositive power with respect to 810,488 shares owned by the international Funds and sole voting power with respect to 803,823 shares and no voting power with respect to 6,665 shares held by the international Funds. Neither FMR nor Johnson has sole voting power with respect to the shares owned directly by the Funds; FMRC carries out the voting of shares through underwritten guidelines established by the Funds’ boards of trustees. A partnership controlled predominantly by members of the family of Johnson or trusts for their benefit owns shares of FIL voting stock with the right to cast approximately 47% or the total votes which may be cast by all holders of FIL voting stock.

(3)	Based on the information provided pursuant to a joint statement on an amended Schedule 13G filed with the SEC on February 20, 2007 by UBS AG for the benefit and on behalf of the UBS Global Asset Management business group of UBS AG. UBS AG reported that it has sole voting power with respect to 14,455,515 shares and shared dispositive power with respect to 17,580,645 shares. UBS AG reported that it is classified as a bank as defined in Section 3(a)(6) of the Securities Act of 1934, is organized under the laws of Switzerland, and is the parent company of UBS Global Asset Management, Inc., a Delaware corporation.

(4)	Based on the information provided pursuant to a joint statement on an amended Schedule 13G filed with the SEC on February 12, 2007 by Capital Group International, Inc. (“CGII”) and Capital Guardian Trust Company (“CGTC”). CGII reported that it has sole voting power with respect to 7,060,890 shares and sole dispositive power with respect to 9,752,550 shares. CGTC reported that it has sole voting power with respect to 4,561,360 shares and sole dispositive power with respect to 6,950,400 shares. In the Schedule 13G, CGII reported that it is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over these shares. The investment management companies, which include CGTC (a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934) and several investment advisers registered under Section 203 of the Investment Advisers Act of 1940, provide investment advisory and management services for their prospective clients, which include registered investment companies and institutional accounts. CGII reported that it does not have investment power or voting power over any of the reported shares; however, by virtue of Rule 13d-3 under the Securities Exchange Act of 1934, CGII may be deemed to beneficially own 9,752,550 shares. CGTC is deemed to be the beneficial owner of 6,950,400 shares as a result of its serving as the investment manager of various institutional accounts. Shares reported by CGII include 10,370 shares resulting from the assumed conversion of $1,314,000 principal amount of the 1.50% Convertible Notes due April 1, 2026.

(5)	Based on the information provided pursuant to a statement on a Schedule 13G filed with the SEC on February 14, 2007 by Sands Capital Management, LLC (“Sands”). Sands reported that it has sole voting power with respect to 5,078,674 shares and sole dispositive power with respect to 8,304,639 shares. Sands reported that it is an investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E) and that its clients may include investment companies registered under the Investment Company Act of 1940 and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

Equity Compensation Plan Information

The following table summarizes information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans, as of December 31, 2006:

			Number of Securities
			Remaining Available
			for Future Issuance
	Number of Securities		Under Equity
	to be Issued	Weighted-average	Compensation Plans
	Upon Exercise of	Exercise Price of	(Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected
	Warrants and Rights	Warrants and Rights	in Column (a))
Plan Category	(a)	(b)($)	(c)

Equity compensation plans approved by security holders(1)	10,120,534	82.06	2,627,115
Equity compensation plans not approved by security holders	54,097	57.11	954,633
Total	10,174,631	81.93	3,581,748

(1)	Includes shares of our common stock available for issuance under our 1989 Incentive Compensation Plan, as amended. The aggregate number of shares of our common stock available for issuance under our 1989 Incentive Compensation Plan, as amended, during any calendar year is up to 1.5% of the number of shares of our common stock outstanding on December 31 of the prior year, plus any unused shares from prior years.

The following compensation plans under which our common stock may be issued upon the exercise of options, warrants and rights have not been approved by our stockholders:

Allergan Pharmaceuticals (Ireland) Ltd., Inc. Savings Related Share Option Scheme (2000)

The purpose of the Allergan Pharmaceuticals (Ireland) Ltd., Inc. Savings Related Share Option Scheme 2000 (the “SRSOS”) is to enable our wholly owned subsidiary, now known as Allergan Pharmaceuticals Ireland, to attract, retain and motivate its employees and directors, and to further align its employees’ and full-time directors’ interests with those of our stockholders by providing for or increasing their proprietary interests in us. The SRSOS is not subject to the provisions of the United States Employee Retirement Income Security Act of 1974 and is not required to be qualified under Section 401(a) of the Internal Revenue Code of the United States.

The SRSOS authorizes the board of Allergan Pharmaceuticals Ireland to invite eligible employees (the “Invitation”) to apply for a grant of an option to acquire an estimated number of shares of our common stock with the proceeds of a savings account established under a special savings contract with a bank. Employees make monthly contributions to the account and interest in the form of a bonus payment is paid by the bank at the end of the savings period, which is three years from the date of the first monthly contribution. Provided that the option does not lapse, at the end of the savings period, and in special circumstances before that date, each employee may decide whether they wish to use all of their savings and bonus to buy the maximum number of option shares possible, to take all of their savings and bonus in cash and allow the option to lapse, or to choose some combination of the foregoing. The right to choose to buy shares of our common stock lapses six months after completion of each employee’s savings contract, except in special circumstances. All eligible employees are eligible to participate in the SRSOS on similar terms. No Invitation may be made after the tenth anniversary of the date that the board of directors of Allergan Pharmaceuticals Ireland adopted the SRSOS. The SRSOS was approved by our board of directors and Allergan Pharmaceutical Ireland’s board of directors in January 2000. Our board of directors has reserved a total of 300,000 shares of our common stock for issuance to SRSOS participants. As of December 31, 2006, 17,849 shares of our common stock have been issued under the SRSOS.

Allergan Irish Share Participation Scheme

The Allergan Irish Share Participation Scheme (the “ISPS”) enables eligible employees to elect to receive a portion of their bonuses in our common stock. Eligible employees of us and our subsidiary, Allergan Pharmaceuticals Ireland, can elect to participate in the ISPS.

Under the terms of the ISPS, an eligible employee is given the opportunity each year to purchase shares of our common stock through investment of his or her bonus. An eligible employee who has agreed to participate may invest the equivalent of up to 8% of their salary from his or her bonus and forego a further 7.5% from basic salary (total 15.5%) in the ISPS. Upon receipt of a signed “Form of Acceptance and Contract of Participation” from the eligible employee, the trustees of the ISPS will purchase shares of our common stock on behalf of all participants. Shares of our common stock are then allocated to each participant based on the amount of bonus and salary invested by the participant. For a period of two years, the shares of our common stock will be held by the trustees on the participant’s behalf. After this two-year time period, the participant may instruct the trustees to sell his or her shares of our common stock or to transfer them into the participant’s own name; however, the participant will lose the benefit of income tax relief. If a participant allows the trustee to hold the shares of our common stock for an additional year, i.e. three years in total, the participant can sell or transfer the shares of our common stock free of income tax. The ISPS was modified and readopted by the our board of directors in November 1989 to reflect the effects of the spin-off of us from SmithKline Beckman Corporation in July 1989. Our board of directors has reserved a total of 332,000 shares of our common stock for issuance to ISPS participants. As of December 31, 2006, 216,820 shares of our common stock have been issued under the ISPS.

Allergan, Inc. Deferred Directors’ Fee Program

The purpose of the Allergan, Inc. Deferred Directors’ Fee Program (the “DDF Program”) is to provide non-employee members of our board of directors with a means to defer all or a portion of their annual retainer and meeting fees received from us until termination of their status as a director. Deferred amounts are treated as having been invested in our common stock, such that on the date of deferral the director is credited with a number of phantom shares of our common stock equal to the amount of fees deferred divided by the market price of a share of our common stock as of the date of deferral. Upon termination of the director’s service on our board of directors, the director will receive shares of our common stock equal to the number of phantom shares of our common stock credited to such director under the DDF Program. The DDF Program initially became effective as of March 1, 1994, and was amended and restated effective as of November 15, 1999, such that participants will receive shares of our common stock at the time deferred amounts are paid under the DDF Program. A total of 519,006 shares of our common stock have been authorized for issuance to DDF Program participants. As of December 31, 2006, 95,034 shares of our common stock have been issued and participants are entitled to receive an additional 54,097 shares of our common stock under the DDF Program upon termination of their status as director.

Allergan, Inc. Employee Recognition Stock Award Plan

The purpose of the Allergan, Inc. Employee Recognition Stock Award Plan is to provide for a grant of our common stock to non-executive employees, as part of the Allergan, Inc. Award for Excellence Program (the “AAE Program”). The AAE Program was approved by our board of directors on July 27, 1993 and rewards exceptional service performed for us by the recipients of such grants. Our board of directors administers and makes awards under the AAE Program. A total of 200,000 shares of our common stock have been authorized for issuance to AAE Program participants. As of December 31, 2006, 46,378 shares of our common stock have been issued under the AAE Program.

Savings Plan for Employees of Allergan, Inc.

The Savings Plan for Employees of Allergan, Inc. (the “Savings Plan”) is a tax-qualified Canadian retirement savings plan for Canadian employees of our Canadian subsidiary (“Allergan Canada”). An eligible employee may elect to defer a portion of his or her compensation to the Savings Plan. Amounts deferred by an eligible employee can be invested into one of two investment funds available under the Savings Plan: (a) a tax deferred Registered Retirement Savings Plan and (b) a non-Registered Retirement Savings Plan. Both plans include the following types of investments: a Guaranteed Fund invested in guaranteed investment certificates, Government of Canada Treasury Bills or interest bearing accounts, and an Equity Fund invested in stocks, mutual funds, and other equity investments. Neither of these funds contain our common stock. Allergan Canada matches a portion of the amounts deferred by eligible employees to the Savings Plan. Matching contributions are made by Allergan Canada in shares of our common stock.

An eligible employee’s account under the Savings Plan is distributed in a lump-sum payment following retirement or other termination of employment. An employee may make certain withdrawals from his or her accounts under the Savings Plan during employment, including for the purpose of purchasing a principal residence. In certain circumstances, an eligible employee may be ineligible to participate in the Savings Plan for a specified period of time following a withdrawal during employment. The Savings Plan was modified and readopted by our board of directors in November 1989 to reflect the effects of the spin-off of us from SmithKline Beckman Corporation in July 1989. Our board of directors has reserved a total of 114,000 shares of our common stock for issuance to Savings Plan participants. As of December 31, 2006, 80,195 shares of our common stock have been issued under the Savings Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms furnished to us and the written representations from certain of the reporting persons that no other reports were required, we believe that during the fiscal year ended December 31, 2006, all executive officers, directors and greater than ten-percent beneficial owners complied with the reporting requirements of Section 16(a), except with respect to Mr. James F. Barlow, our Senior Vice President, Corporate Controller, and Mr. F. Michael Ball, our President. A Form 4 reporting a restricted stock grant to Mr. Barlow, due March 14, 2006, was filed on April 24, 2006. An amended Form 4 reporting the exercise of additional stock options and the sale of the underlying stock by Mr. Ball, due March 31, 2006, was filed on April 7, 2006 due to the broker’s failure to timely notify Mr. Ball of such exercise and sale. We were notified of the additional transactions on April 6, 2006 and filed an amended Form 4 reporting the transaction on April 7, 2006, one day after we received notification.

EXECUTIVE COMPENSATION

The following discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the compensation policies and programs for our named executive officers, which consist of our Chairman of the Board and Chief Executive Officer, our Executive Vice President, Finance and Business Development, Chief Financial Officer, our three next most highly paid executive officers as determined under the rules of the SEC, and our former Executive Vice President, Human Resources and Information Technology, who would have been one of our three next most highly paid executive officers as of December 31, 2006, but whose employment ended in October 2006.

The Compensation Committee administers the compensation policies and programs for our executive officers and other senior executives, including our named executive officers, as well as the equity-based incentive compensation plans in which those persons participate.

Compensation Objectives

The Compensation Committee’s philosophy is to provide a compensation package that attracts, motivates and retains executive talent, and delivers rewards for superior performance as well as consequences for underperformance. Specifically, the objectives of the Compensation Committee’s compensation practices are to:

•	provide a total compensation program that is competitive with a group of companies in the pharmaceutical, biotechnology and medical device industries with which we compete for executive talent;

•	place a significant portion of executive compensation at risk by linking such compensation to the achievement of pre-established corporate financial performance objectives and pre-established individual objectives;

•	provide long-term incentive compensation that focuses executives’ efforts on building stockholder value by aligning their interests with our stockholders; and

•	provide incentives that promote executive retention.

In designing and administering our executive compensation programs, we attempt to strike an appropriate balance among these elements, as discussed below.

The major compensation elements for our named executive officers are base salary, annual performance-based bonuses, payable in cash for target performance and in restricted shares for performance above target performance, stock options, retirement pension benefits, severance benefits, insurance benefits and perquisites. Each of these elements is an integral part of and supports our overall compensation objectives. Base salaries (other than increases), retirement benefits, insurance benefits and perquisites form stable parts of our named executive officers’ compensation packages that are not dependent on our performance during a particular year. We set these compensation elements at competitive levels so that we are able to attract, motivate and retain highly qualified executive officers. Consistent with our performance-based philosophy, we reserve the largest potential compensation awards for performance- and incentive-based programs. These programs include annual and long-term awards that are based on our financial performance and provide compensation in the form of both cash and equity to provide incentives that are tied to both our short-term and long-term performance. Our performance-based bonus program rewards short-term and long-term performance, while our equity awards, commonly in the form of stock options, reward long-term performance and align the interests of management with our stockholders.

Compensation Committee Determination of Compensation Awards

The Compensation Committee has primary authority for determining the compensation awards to be made to our executive officers, including our named executive officers. The Compensation Committee annually determines the total compensation levels for our executive officers by considering several factors, including each executive officer’s role and responsibilities, how the executive officer is performing against those responsibilities, our performance, and the competitive market data applicable to each executive officer’s position.

Compensation Committee Retention of Compensation Consultant

The Compensation Committee has engaged Mercer Human Resource Consulting to advise the Compensation Committee with respect to the amount and form of executive compensation. The consultant reports directly to the Compensation Committee, through its chairperson, and the Compensation Committee retains the right to terminate or replace the consultant at any time. The consultant advises the Compensation Committee on such compensation matters as are requested by the Compensation Committee. The Compensation Committee considers the consultant’s advice on such matters in addition to any other information or factors it considers relevant in making its compensation determinations.

As part of the consultant’s services during fiscal year 2006, the consultant provided regular briefings on current practices and new developments on matters within the Compensation Committee’s responsibilities and provided such other information requested by the Compensation Committee. Annually, including for 2006, these services include providing market survey data and advising on executive base salaries, annual performance incentive awards and total cash compensation, and equity award guidelines, taking such market survey data and the Compensation Committee’s guidelines into account. In addition, during 2006, the consultant provided at the request of the Compensation Committee and the Corporate Governance Committee specific studies and recommendations regarding revisions to our peer group and our board of director compensation practices. The consultant also assisted the Compensation Committee in 2006 in designing and reviewing tally sheets regarding the executive officers’ total compensation (including severance benefits and the value of outstanding equity awards). Lastly, the consultant specifically reviewed and advised the Compensation Committee in 2006 on the perquisites provided to our executives, on certain payments under our change-of-control agreements and on certain features of our stock ownership guidelines.

Peer Group

The Compensation Committee annually reviews current market compensation data from two national independent surveys of pharmaceutical, biotechnology and medical device industry participants as well as a peer group of companies selected based upon factors including size, employment levels, market capitalization and product lines. These two sources of data are complementary to one another and are used to provide the Compensation Committee with a broad view of compensation practices and levels in the competitive marketplace. The survey company data provides a broader industry-wide component, while the peer group company data provides information regarding companies most directly comparable to us based on the factors discussed above. Many of the peer group companies are listed in the AMEX Pharmaceutical Index. Certain companies not included in the AMEX Pharmaceutical Index were also considered peer group companies because they are comparable to us based on size, scope of operations, line of business, or because they may compete with us for executive talent. Certain companies in the AMEX Pharmaceutical Index were not considered peer group companies because they were not comparable in terms of size or line of business, are not considered competitors for executive talent or because compensation information for those companies was not available. The peer group for the Compensation Committee’s January 2006 review of executive compensation consisted of the following companies: Alcon, Inc., Amgen Inc., Biogen IDEC Inc., Cephalon Inc., Chiron Corp., Forest Laboratories, Genentech Inc., Genzyme Corp., Gilead Sciences Inc., King Pharmaceuticals, Eli Lilly and Company, Medicis Pharmaceuticals, MedImmune Inc., Pfizer Inc., and Wyeth.

The Compensation Committee, with the help of the consultant, periodically reviews the composition of the peer group and the criteria and data used in compiling the list, and considers modifications to the group. Throughout 2006, the Compensation Committee reviewed data provided by the consultant regarding the appropriate companies to include in the peer group and the effects such a change would have on the median and 75th percentile for base salary, total cash compensation, long-term equity incentives and total direct compensation for the peer group. In September 2006, the Compensation Committee revised the peer group, which is now composed of: Alcon, Inc., Amgen Inc., Biogen IDEC Inc., Celgene Corporation, Cephalon Inc., Endo Pharmaceuticals, Forest Laboratories, Genentech Inc., Genzyme Corp., Gilead Sciences Inc., Johnson & Johnson, Eli Lilly and Company, Medicis Pharmaceutical, MedImmune Inc., Mentor Corporation, Sepracor Inc., and Wyeth. The Compensation Committee determined that this group of peer companies was more representative of our executive talent pool and our product and market profile, appropriate from a revenue size perspective and comparable in terms of performance and recognition in the marketplace. The change in the composition of the peer group resulted in a slight decrease in the average compensation provided by the peer group, particularly with respect to total direct compensation.

Benchmarking to our Peer Group

The key compensation elements for our executive officers are base salary, annual performance incentive awards and long-term incentive awards, each of which is discussed below. The Compensation Committee annually compares the levels and elements of compensation that we provide to our Chief Executive Officer and other named executive officers with the levels and elements of compensation provided to their counterparts in the peer group and survey comparison companies and uses this comparison data as a guideline in its review and determination of base salaries, annual performance incentive awards and long-term incentive compensation. The Compensation Committee also annually reviews the practices of the comparison companies concerning annual incentive practices and long-term, equity-based incentive awards.

We target cash compensation for our executive officers, including our named executive officers, and other members of our senior management at the composite median level for the comparison peer and survey companies (utilizing regression techniques to account for size differences between us and such companies). The Compensation Committee also ranks the performance of the peer group companies, including us, and considers such comparative rankings in its compensation awards to our executive officers. Performance measures such as total stockholder return, revenue growth, profitability and research and development reinvestment are considered. The Compensation Committee will provide a compensation opportunity above or below the market median for certain positions where it is warranted based on the executive’s skills or experience level, record of performance, or where necessary in response to competitive pressures.

We target long-term incentive compensation awards for our named executive officers and other members of our senior management at the composite 75th percentile for the comparison peer group and survey companies. The purpose of this higher market positioning for equity-based compensation is to provide a total compensation program that maintains a significant amount of at-risk compensation, places greater overall emphasis on long-term performance, encourages retention of key employees and more clearly aligns executive compensation with the interests of stockholders.

We strongly believe in retaining the best talent among our senior executive management team. To retain and motivate these key individuals, the Compensation Committee may determine that it is in our best interests to negotiate total compensation packages with one or more members of our senior executive management that may deviate from the general principle of targeting compensation at the levels discussed above. Actual pay for each executive officer is determined around this structure, driven by the performance of the executive officer over time, as well as our annual and long-term performance.

Based in part on a review of the compensation practices of the comparison peer group and survey companies, we set total compensation in a fashion that ensures a significant percentage of annual compensation is delivered in the form of equity, rather than cash, and is oriented to rewarding longer-term performance, as opposed to annual performance, and promoting alignment with long-term stockholder interests. For our Chief Executive Officer in 2006, approximately 76% of total compensation was targeted to be delivered in the form of equity and for each of our other named executive officers, approximately 74% of total compensation was targeted to be delivered in the form of equity.

Tally Sheets

At least annually, the Compensation Committee and our board of directors review tally sheets setting forth the expected value of annual compensation and benefits for each named executive officer, including base salaries, annual performance incentive awards, long-term incentive compensation and the annualized cost of other benefits and perquisites. The tally sheets also set forth the accumulated value of benefits and compensation to each named executive officer, including the accumulated value of equity grants and the accumulated value of benefits under our retirement plans. The tally sheets show the effect of compensation decisions made over time on the total annual compensation to each named executive officer and allow the Compensation Committee to review the total accumulated value of compensation and benefits for comparative purposes. The Compensation Committee also reviews and updates the form of tally sheet with the help of our independent consultant at least annually.

Components of Compensation

Base Salary

Base salaries provide our executive officers with a degree of financial certainty and stability. In order to attract and retain highly qualified executives, we provide base salaries comparable to those being paid by the comparison peer group and survey companies. The Compensation Committee annually reviews and determines the base salaries of our Chief Executive Officer and our other named executive officers. Salaries are also reviewed in the case of executive promotions or other significant changes in responsibilities. In each case, the Compensation Committee takes into account competitive salary practices, scope of responsibilities, the results previously achieved by the executive and his or her development potential. In 2006, the Compensation Committee determined that the base salaries provided to our named executive officers on the whole were slightly below the composite median base salaries provided by the comparison peer group and survey companies.

On an individual basis, our base salary increase program is designed to reward performance consistent with our overall financial performance in the context of competitive practice. Annual performance reviews, including changes in an executive officer’s scope of responsibilities, and our formal merit increase guidelines in combination with general market trends determine individual salary increases. In February 2006, the named executive officers received an average salary increase of 6.9% from fiscal year 2005 to fiscal year 2006. The largest salary increase was 11.4%, with the lowest increase at 5.0%. No formulaic base salary increases are provided to the named executive officers. Douglas S. Ingram received an additional 10.2% increase in base salary in December 2006 in connection with his appointment to the newly created executive officer position of Executive Vice President, Chief Administrative Officer, General Counsel and Secretary.

Annual Performance Incentive Awards

The primary purpose of our annual performance incentive awards is to motivate our executives to meet or exceed our company-wide short-term performance objectives. We have two annual bonus programs, each designed to reward management-level employees for their contributions to individual and corporate objectives. Our Chief Executive Officer and our President participate in our 2006 Executive Bonus Plan, while our other named executive officers and management employees participate in our Management Bonus Plan. The Executive Bonus Plan was approved by our stockholders in 2006.

Our two annual bonus programs generally have the same structure, including the same corporate operating performance threshold and target values, which are set by the Compensation Committee for each fiscal year at the beginning of the year. If that threshold is not met, no bonuses are paid under such plan. If the threshold is met or exceeded, the Compensation Committee examines the extent to which the threshold has been exceeded and determines the amount of the aggregate bonus to be funded under the plan in accordance with pre-established criteria. Awards are generally paid in February of the year following the performance period. Regardless of our performance, the Compensation Committee retains the discretion to reduce the amount of our executives’ bonus below the level that would be paid under the performance criteria, based upon individual performance or circumstances.

Under our Management Bonus Plan and Executive Bonus Plan, if a change of control occurs during any year in which a participant is eligible to receive a bonus award under the plan, such bonus award will be prorated to the effective date of the change of control and all performance objectives set by the Compensation Committee will be deemed to be met at the greater of 100% of the performance objective or our actual prorated year-to-date performance, provided that the recipient of the bonus award continues to be employed by us on the effective date of the change of control. Payment will be made within 30 days of the effective date of the change of control.

Bonus Determinations under the Management Bonus Plan for Performance in 2006.  At the beginning of 2006, the Compensation Committee established performance objectives for the payment of annual incentive awards to each of the named executive officers (other than the Chief Executive Officer and the President) and other senior management employees participating in the Management Bonus Plan. Performance objectives were based on corporate objectives established as part of the annual operating plan process. Payouts under the Management Bonus Plan were based on attainment of these performance objectives (as subsequently adjusted to reflect the financial effect of our March 2006 acquisition of Inamed ) as follows: (1) a pre-established target adjusted earnings per share of $3.62 (the “EPS Target”), (2) a pre-established target sales revenue growth in local currency of 30.9% (the “Revenue Target”), and (3) a pre-established target research and development reinvestment rate of 15.74% of annual sales (the “R&D Reinvestment Target”). The Compensation Committee determined that the EPS Target, Revenue Target and R&D Reinvestment Target were appropriate performance objectives for the purpose of establishing bonus payments because they provided an appropriate balance between meeting our short-term and long-term objectives. The Revenue Target reinforced the importance of revenue growth in conjunction with meeting an earnings per share objective, while the R&D Reinvestment Target reinforced the importance of maintaining a significant research and development reinvestment rate to fuel and provide accountability for our long-term growth.

The Compensation Committee established an aggregate target bonus pool for payments under the Management Bonus Plan in a manner that would provide plan participants with a target bonus that was designed to be competitive with the composite median bonus paid by the comparison peer group and survey companies. The Compensation Committee further established that the bonus pool would be funded at 90% of target bonus for achievement of the EPS Target, with an additional 10% of target bonus funded for achievement of the Revenue Target and 10% of target bonus funded for achievement of the R&D Reinvestment Target. As a result, 110% of the target bonus would be funded upon achieving all three of the pre-established corporate performance objectives. For any bonus to be payable under the Management Bonus Plan for 2006 performance, 2006 adjusted earnings per share had to be greater than 95.86% of the EPS Target. The Compensation Committee also retained the discretion to reduce any bonus amounts payable to a plan participant based on any factors deemed relevant by the Compensation Committee. As a result of our achievement of 101.2% of our EPS Target, 110.3% of our Revenue Target and 100.3% of our R&D Reinvestment Target, and in accordance with the bonus structure approved at the beginning of 2006, the Compensation Committee approved funding the 2006 bonus pool for plan participants at approximately 133.3% of the target bonus pool. As a result, the Compensation Committee approved a total Management Bonus Plan pool of approximately $30.0 million for approximately 767 participating employees.

Upon funding, the Compensation Committee considers and approves the allocation of the Management Bonus Plan pool to our business units and business functions (and the executive officers responsible for those business units and business functions) based on each unit’s respective operating income results compared to budgeted amounts and each function’s attainment of specific objectives. For instance, a business unit that performed above budgeted operating income typically receives a greater share of the Management Bonus Plan pool than a business unit that was below the operating income budget. The Compensation Committee also typically uses the business unit and business function allocations in its consideration of bonuses to the named executive officer participants based on the performance of each executive’s business unit or business function. For 2006, the Compensation Committee determined that our business units and business functions (and the executive officers responsible for those business units and business functions) would receive allocations ranging from slightly below to slightly above the 133.3% target bonus pool based on each unit’s and function’s performance separate from our corporate financial performance.

Within each business unit and business function (and with respect to our named executive officer participants), an individual participant’s bonus was determined based upon the individual’s attainment of performance objectives pre-established for that participant by the executive’s supervisor. The Compensation Committee established the

Chief Executive Officer’s performance objectives. In general, each participant set for himself or herself (subject to his or her supervisor’s review and approval or modification) a number of objectives for 2006 and then received a performance evaluation against those objectives as a part of the year-end compensation review process. The individual objectives varied considerably in detail and subject matter depending on the executive’s position. By accounting for individual performance, we were able to differentiate among executives and emphasize the link between individual performance and compensation.

For 2006, Management Bonus Plan target bonuses for the participating named executive officers were established at 60% of their year-end annualized base salary. However, the actual individual bonus amounts could be modified down to 0% or up to 160% of the individual’s target bonus based on our relative attainment of the pre-established financial performance objectives. The actual individual bonus amounts, as modified by our attainment of pre-established financial performance objectives, can be further modified down to 0% or up to 150% of the individual’s target bonus based on the individual’s performance in relation to predetermined individual objectives. In 2006, individual performance modifications for the named executive officers, other than Mr. Wilson, ranged upward by up to 3% and downward by up to 5%. Mr. Wilson received a bonus based on his target bonus amount modified by corporate performance under the Management Bonus Plan for 2006 that was prorated through October 2006 because his employment with us ended at that time. Actual bonuses for the other named executive officer participants in the Management Bonus Plan ranged between 76.8% and 81.6% of such named executive officer’s year-end annualized base salary.

All awards paid under the Management Bonus Plan to our senior managers (including our participating named executive officers other than Mr. Wilson) in excess of 100% of the participants’ bonus targets were paid in grants of restricted stock or restricted stock units, each of which vests (and is subject to forfeiture prior to vesting) in full on the second anniversary of the grant date, subject to continued employment with us through such vesting date. Vesting, however, is accelerated on such date as the participant is eligible for Normal Retirement (having reached the age of 55 and five years of service) or in the event of termination due to death or permanent disability. Vesting is prorated in the case of a job elimination as a result of a reduction in force based on the length of the participant’s service subsequent to the grant date. The restricted stock for 2006 performance was granted on February 2, 2007, under our 1989 Incentive Compensation Plan, as amended.

Bonus Determinations under the Executive Bonus Plan for Performance in 2006.  In 2006, our board and our stockholders approved a 2006 Executive Bonus Plan for the payment of bonus compensation to our Chief Executive Officer and our President. The primary purpose of the 2006 Executive Bonus Plan is to reward, retain and motivate our Chief Executive Officer and our President and they are the only employees currently eligible for awards under the Executive Bonus Plan.

The bonuses payable to our Chief Executive Officer and our President under the Executive Bonus Plan for the 2006 year were based on attainment of the EPS Target, Revenue Target and R&D Reinvestment Target — consistent with the targets and adjusted earnings per share threshold established for the other named executive officers for 2006 under the Management Bonus Plan. The Chief Executive Officer’s target bonus for 2006 was 120% of his year-end annualized base salary, and the President’s target bonus for 2006 was 70% of his year-end annualized base salary. The actual bonus award payable was from 0% to 160% of the target bonus based on our relative attainment of the performance objectives. Therefore, our Chief Executive Officer had the opportunity to earn a bonus of up to 192% of his year-end annualized base salary, and our President had the opportunity to earn a bonus of up to 112% of his year-end annualized base salary, each based on our performance and subject to the discretion of the Compensation Committee to reduce the amount payable. Similar to the Management Bonus Plan, bonuses for 2006 under the Executive Bonus Plan were paid in cash up to a maximum bonus pool of 100% of the bonus targets, and the remainder was paid in shares of restricted stock which vests (and is subject to forfeiture prior to vesting) in full on the second anniversary of the grant date, subject to continued employment with us through such vesting date. Vesting, however, is accelerated on such date as the participant is eligible for Normal Retirement (having reached the age of 55 and five 5 years of service) or in the event of termination due to death or permanent disability. Vesting is prorated in the case of a job elimination as a result of a reduction in force based on the length of the participant’s service subsequent to the grant date. The restricted stock for 2006 performance was granted on February 2, 2007, under our 1989 Incentive Compensation Plan, as amended. Based upon our relative achievement of the pre-established performance objectives for 2006 and the individual contributions of our Chief Executive

Officer and our President, the Compensation Committee approved a bonus of $2 million for our Chief Executive Officer, or approximately 161.3% of his year-end annualized base salary, and a bonus of $571,200 for our President, or approximately 95.2% of his year-end annualized base salary.

Bonus Determinations under the Management Bonus Plan and the Executive Bonus Plan for Performance in 2007.  For the payment of annual incentive awards to participants under the Management Bonus Plan and the Executive Bonus Plan for 2007, the Compensation Committee approved the same corporate performance measures as were used in 2006, using a revised target value for each of the three performance measures. For 2007, the Compensation Committee approved a structure that provides funding of 110% of the target bonus under each plan upon achieving all three of the pre-established corporate performance measures. The actual bonus award payable will be from 0% to 160% of the target bonus under each plan based on our relative attainment of the corporate performance measures. In the case of the Management Bonus Plan, the actual individual bonus amounts, as modified by our attainment of the pre-established financial performance objectives, can be further modified down to 0% or up to 150% of the individual’s target bonus based on the individual’s performance in relation to predetermined individual objectives. A target bonus for each participating named executive officer under the Management Bonus Plan for 2007 has been established at 60% of the applicable year-end annualized base salary. Under the Executive Bonus Plan, a target bonus for our Chief Executive Officer has been established at 120% of his year-end annualized base salary and for our President has been established at 70% of his year-end annualized base salary. Consistent with 2006, bonuses will be paid in cash up to a maximum bonus pool of 100% of the bonus targets. Under each plan, bonuses will be paid in restricted stock and restricted stock units to the extent the bonus pool exceeds 100% of the bonus targets. Such restricted stock or restricted stock units will provide for cliff vesting two years following the award effective date, subject to continued employment with us through such vesting date. Vesting is accelerated in the event of Normal Retirement or termination due to death or permanent disability and, for grants made to participants in the Management Bonus Plan, is prorated in the case of a job elimination as a result of a reduction in force, as discussed above.

Long-term Incentive Awards — Stock Options

Our employees, including our named executive officers, are eligible to participate in our annual award of stock option and restricted stock grants under our 1989 Incentive Compensation Plan, as amended. In addition, our employees are eligible to receive other awards of stock option and restricted stock grants under our 1989 Incentive Compensation Plan, as amended, throughout the fiscal year in connection with certain events, such as a new hire, retention of an employee, integration of acquisitions or the achievement of certain individual or departmental performance objectives. During 2006, approximately 510 employees received option grants and/or restricted stock awards in connection with our annual award and approximately 280 employees received other option grants and/or restricted stock awards, primarily relating to exceptional sales performance or the achievement of research and development milestones. Such grants provide an incentive for our executives and other employees to increase our market value, as represented by our market price, as well as serving as a method for motivating and retaining our executives.

Each January, the Compensation Committee considers and approves a set of guidelines for long-term incentive awards for eligible participants based on the participant’s grade level in the organization, the market value applicable to each grade level, and the current value of our stock. The guidelines for each employee grade level are set by the Compensation Committee based on input from the Compensation Committee’s independent consultant, taking into consideration survey data and a mix of individual and corporate performance achievements, without attributing relative weights to the various factors considered. The Compensation Committee targets long-term incentive compensation awards for our named executive officers and other members of our senior management at the 75th percentile of the comparison peer group and survey companies with respect to long-term incentives. In addition, the Compensation Committee reviewed the rate of share usage for equity awards, which represented approximately 2 million shares, or 1.5% of the common shares outstanding, and a three year average rate of share usage of 1.7% of the common shares outstanding, which was at the 40th percentile for our peer group. Under our 1989 Incentive Compensation Plan, as amended, the aggregate number of shares that may be issued pursuant to awards granted during any calendar year is up to 1.5% of our common shares outstanding plus any unused shares available from prior years and shares issued or issuable under awards that again become available for grant (such as upon the termination or expiration of an award). Our 1989 Incentive Compensation Plan, as amended, was approved by our stockholders in 1989 and 2000. The “evergreen” feature of the 1989 Incentive Compensation Plan, as amended, will terminate in connection with the termination of our plan in April 2009.

For 2006, the Compensation Committee determined that our executive officers, including our named executive officers, receive long-term incentive awards in the form of stock options, with a limited pool of restricted stock awards being available for that portion of bonuses to be paid in shares of restricted stock under the Management Bonus Plan and Executive Bonus Plan. In determining to provide long-term incentive awards in the form of stock options, the Compensation Committee considered cost and dilution impact, market trends relating to long-term incentive compensation and other relevant factors. The Compensation Committee determined that an award of stock options more closely aligns the interests of the recipient with those of our stockholders because the recipient will only realize a return on the option if our stock price increases over the term of the option.

The Compensation Committee determined to award bonus amounts payable under the Management Bonus Plan and Executive Bonus Plan that were in excess of 100% of the target bonus in restricted shares to provide us with greater retention of the recipient over the two year vesting term of the restricted stock, as opposed to paying such amounts in cash. For 2007, the Compensation Committee has determined to retain its 2006 equity strategy such that 100% of management’s equity awards will be granted in the form of nonqualified stock options, except in circumstances where restricted stock is granted under our bonus plans or in the limited cases of retaining current key employees or attracting key new hires.

Stock options granted to our executive officers under our 1989 Incentive Compensation Plan, as amended, have a term of 10 years, with vesting occurring at a rate of 25% per year over the first four years from the date of grant in order to provide an incentive for continued employment. Vesting of a participant’s options and other rights are accelerated in the event of termination due to death, permanent disability or a job elimination as a result of a reduction in force. The exercise price of our option grants under the 1989 Incentive Compensation Plan, as amended, is equal to the average of the high and low price of our stock on the New York Stock Exchange on the grant date.

Delegation of Authority to Grant Equity Awards.  During 2006, the Compensation Committee delegated to Mr. Pyott, our Chief Executive Officer, and Mr. Schaeffer, the Compensation Committee chairperson, the authority to grant stock options with respect to approximately 186,000 shares to former Inamed employees. The Inamed acquisition was completed on March 23, 2006 and the grants were made on April 3, 2006. Mr. Pyott and Mr. Schaeffer were granted full discretion to determine the grant amounts to be made to each individual. In addition, during 2006, Mr. Pyott was authorized to award stock options exercisable for up to 403,000 shares and up to 100,000 shares of restricted stock to current high performing employees and key new hires, in each case who are not executive officers.

Policies with Respect to Equity Compensation Awards Determinations.  During 2006, options granted to current executive officers, including each of the named executive officers, were made on one occasion only, during a regularly scheduled meeting of the Compensation Committee held on January 30, 2006, with a grant date of February 7, 2006. Our policy for the 2006 fiscal year and for the current fiscal year is to establish the number of options to be awarded at a regularly scheduled meeting of the Compensation Committee held prior to our full year earnings release, with a grant date that is two business days after the full year earnings release. Awards of bonus amounts payable under the Management Bonus Plan and Executive Bonus Plan in excess of 100% of the target bonus issued in restricted shares are expressed in dollar valuations when approved by the Compensation Committee and the number of shares of restricted stock is determined on the grant date based on the average high and low prices of our common stock on the grant date, which was February 7, 2006. Other awards of stock options and restricted stock are expressed in a number of shares when approved by the Compensation Committee.

Option grant dates for newly hired or promoted executive officers and other eligible employees have typically been the first date of employment in the new position. Beginning with the 2007 fiscal year, our policy is that option grant dates for newly hired executive officers and other eligible employees will be two business days after the next quarterly or annual earnings release, as applicable, following the executive officer’s or other eligible employee’s commencement of employment.

Equity Ownership Guidelines for Officers and Directors

Our board has approved stock ownership guidelines for all corporate vice presidents with five years in their position at a level of two times base salary, executive vice presidents with five years in their position at a level of three times base salary and for our Chief Executive Officer at a level of five times base salary. Ownership is determined based on the combined value of shares owned outright, restricted shares, shared held in benefit plans and 50% of the difference between the fair market value of our common stock and the exercise price of unexercised vested stock options. The Compensation Committee annually reviews our executive officers’ stock ownership status and the timeline for compliance. As of December 31, 2006, all such officers met the stock ownership guidelines. The Compensation Committee also annually reviews, with the help of the independent consultant, our stock ownership guidelines and their consistency with market practices.

Our board has also approved stock ownership guidelines for directors, which provide that each non-employee director is expected to own our common stock, including phantom shares accrued under our deferred directors’ fee program, equal in value to the number of years the director has served on the board since 1989 multiplied by the retainer fee for each year served. As of December 31, 2006, all non-employee directors met the stock ownership guidelines.

Perquisites and Other Benefits

We also provide other benefits to our executive officers that are not tied to any formal individual or company performance criteria and are intended to be part of a competitive overall compensation program. For 2006, these benefits included payment of term life insurance premiums, club dues, financial planning services, an automobile and gas allowance, executive physicals and executive long-term disability insurance.

In September 2006, in consultation with the independent consultant and based on market surveys, the Compensation Committee eliminated all major benefit and perquisite programs other than the tax and financial planning allowance and approved, in lieu of the terminated benefits, a flat annual perquisite allowance of $20,000 for our Chief Executive Officer, $15,000 for our President and $10,000 for each other named executive officer. The perquisite allowance will be payable in 26 equal bi-weekly installments.

We offer medical plans, dental plans, vision plans and disability insurance plans, for which executives are charged the same rates as all other employees.

Retirement Plans

We provide retirement plans that are structured to compete with the combination of defined contribution and defined benefit plans offered to all employees by the comparison companies.

Savings and Investment Plan.  The Allergan, Inc. Savings and Investment Plan is a defined contribution plan that qualifies as a 401(k) plan under the U.S. Internal Revenue Code of 1986, as amended, and also features a retirement contribution for eligible employees. The contributions to the plan are made by us for each of the named executive officers on the same terms as are applicable to all other employees. Under the 401(k) feature of the plan, we make a matching contribution to the plan equal to 100% of eligible participants’, including the named executive officers’, before-tax contributions and after-tax contributions — up to a maximum of 4% of the participant’s base salary, normal bonus and commissions, subject to Internal Revenue Code limits on the maximum amount of pay that may be recognized. A participant becomes vested in the Allergan match portion of his or her contribution to the 401(k) after the participant completes three years of service or, if earlier, the participant reaches age 62, becomes permanently and totally disabled or dies, or in the case of an occurrence of change of control (using the same definition of “change of control” as the definition described under “Potential Payments Upon Termination or Change of Control — Change of Control Agreements” in this proxy statement). If a participant’s service terminates before he or she is vested, the participant will forfeit the Allergan match and any earnings thereon.

Under the retirement contribution feature of the plan, we make an annual contribution to the plan on behalf of eligible participants who were hired prior to October 1, 2002 and who made a one-time irrevocable election to participate in the retirement contribution feature (and forego participation in our pension plan), or who were hired on or after October 1, 2002, equal to 5% of the participant’s base salary, normal bonuses and commissions, subject to Internal Revenue Code limits on the maximum amount of pay that may be recognized. None of our currently employed named executive officers participate in the retirement contribution feature of the plan. Mr. Wilson participated in this feature prior to October 31, 2006, his last day of employment with us. The participant receives the retirement contribution for a year only if he or she is employed by us on the last day of that year. A participant becomes vested in the Allergan retirement contribution at a rate of 20% for each completed year of service or, if earlier, the participant reaches age 62, becomes permanently disabled or dies, or in the case of an occurrence of a change of control.

Earnings on amounts contributed to the 401(k) plan and the retirement contribution feature of the plan are based on participant selection among the investment options selected by an investment subcommittee of our Executive Committee. Participants may select one or more investment options, however, matching contributions are initially invested in our common stock but may be immediately diversified by the participant. In addition, participants who have reached age 55 may elect to self-direct the initial investment of matching contributions to other investment options. No “above-market” crediting rates are offered under either feature of the plan.

Employee Stock Ownership Program.  The Employee Stock Ownership Program is a fully-funded defined contribution plan that qualifies as an employee stock ownership plan under the Internal Revenue Code. An employee’s account vests at 20% for each completed year of service. After five years of service, the employee’s account is 100% vested, at which time an employee can diversify up to 50% of their account by selling our common stock and reinvesting the proceeds in other investment funds in the program. Notwithstanding the foregoing, an employee’s account becomes fully vested upon attainment of age 62, permanent disability or death, or upon the occurrence of a change of control. If an employee leaves us before becoming 100% vested, he or she forfeits the unvested portion of the account. The last stock allocation was made in early 2003; there continue to be small reallocations for forfeitures only.

Pension Plan.  Our defined benefit retirement plan is a qualified pension plan and provides pension benefits to our U.S. employees, including the named executive officers (other than Mr. Wilson), based on the average of the employee’s highest 60 consecutive months of eligible earnings and years of service integrated with covered compensation. In 2002, the Compensation Committee determined that employees hired on or after October 1, 2002 would not be eligible to participate in the pension plan. Mr. Wilson was hired by us after October 1, 2002 and was accordingly ineligible to participate in this plan. Participants are eligible for monthly pensions equal to their accrued benefit upon the attainment of age 62. Participants become fully vested in their accrued benefit after completing five year of service. In the event of a change of control, participants become fully vested in their accrued benefit on the date of the change of control and in any benefit accruals subsequent to the date of the change of control. If an employee leaves us before becoming fully vested in their accrued benefit, he or she forfeits his or her accrued benefit.

Supplemental Retirement Plans.  We have two supplemental retirement plans for certain employees, including the named executive officers (other than Mr. Wilson). These plans pay benefits directly to a participant to the extent benefits under our defined benefit pension plan are limited by Internal Revenue Code Sections 415 and 401(a)(17). Payments under our supplemental retirement plans are in the same form and will be paid at the same time as a participant’s benefits under our pension plan. Under our supplemental retirement plans, in the event of the change of control, each participant will receive a lump sum payment in lieu of any benefits under the plans to which such participant is, or would otherwise become, entitled within 30 days following the later of the change of control date or such participant’s termination date. Termination under the plans can be for any reason whatsoever, voluntary or involuntary.

Executive Deferred Compensation Plan.  Under the Allergan, Inc. Executive Deferred Compensation Plan, eligible employees, including the named executive officers, are permitted to defer receipt of up to 100% of their base salary and bonus. Eligible employees, including the named executive officers, also receive contributions from us for a given year under the deferred compensation plan if, during that year, they have contributed the maximum before-tax contributions under our Savings and Investment Plan and the amount of contributions made to the Savings and Investment Plan on behalf of the participant were limited by the Internal Revenue Code. Participants are deemed to be fully vested in such contributions from us regardless of their number of years of service. Similarly, eligible employees, including the named executive officers, receive contributions from us for a given year under the executive deferred compensation plan if, during that year, the amount of contributions made to the retirement plan contribution feature of the Savings and Investment Plan were limited by the Internal Revenue Code. Participants become vested in such contributions from us at a rate of 20% for each completed year of service or, if earlier, when a participant reaches age 62, becomes permanently disables or dies, or in the case of a change of control.

The executive deferred compensation plan is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. A “rabbi trust” has been established to satisfy our obligations under the plan. The Compensation Committee selects insurance and other investment vehicles to which participants must make investment allocations for the purposes of providing the basis on which gains and losses shall be attributed to account balances under the plan. Retirement benefit payments under the deferred compensation plan (for those participants who have reached age 55 and have completed at least five years of service) are in sixty quarterly installments or at the participant’s election in either a single lump sum or in twenty or forty quarterly installments. Termination benefit payments are in a single lump sum or at the participant’s election in five annual installments. For the named executive officers, Section 409A of the Internal Revenue Code requires that distributions may not occur earlier than six months following the named executive officer’s termination of employment.

Severance and Change of Control Arrangements

None of our U.S.-based employees, including our named executive officers, has an employment agreement that provides a specific term of employment with us. Accordingly, the employment of any such employee may be terminated at any time. We provide certain benefits to our named executive officers upon certain qualifying terminations and in connection with terminations under certain circumstances following a change of control.

Since 1993, a severance pay policy has been in effect for executive officers whose employment is terminated as a result of a reduction in force, mutual resignation or sale of a business unit where the officer is not offered similar employment with the acquiring company. As of December 2006, approximately six executives were covered by this policy. The amount of severance pay depends upon the executive officer’s years of service, with the greatest benefits (approximating 2 years of total cash compensation and benefits) payable for executive vice presidents having 15 or more years of service, and the least benefits for service of less than seven years (approximately 14 months of base salary only). The severance policy was designed to further retain executives by providing security that increases over time with the executive’s service to the company.

We have entered into change of control employment agreements with each of our named executive officers and other key employees. These agreements provide for severance payments to be made to the executive officers if their employment is terminated under specified circumstances within two years following a change of control. The agreements are designed to retain our executive officers and provide continuity of management in the event of an actual or threatened change of control and to ensure that our executive officers’ compensation and benefits expectations would be satisfied in such event. A description of the material terms of our change of control arrangements can be found beginning on page 48 of this proxy statement under “Potential Payments Upon Termination or Change of Control — Change of Control Agreements.”

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deductibility by a company of annual compensation in excess of $1,000,000 paid to our Chief Executive Officer and any of our four other most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and our board of directors committee that establishes such goals consists only of “outside directors.” Additionally, stock options will qualify for the performance-based exception where, among other requirements, the exercise price of the option is not less than the fair market value of the stock on the date of grant, and the plan includes a per-executive limitation on the number of shares for which options may be granted during a specified period. Our stock option grants under our 1989 Incentive Compensation Plan, as amended, are intended to meet the criteria of Section 162(m) of the Internal Revenue Code.

All members of the Compensation Committee qualify as outside directors. The Compensation Committee considers the anticipated tax treatment to us and our executive officers when reviewing executive compensation and our compensation programs. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the Compensation Committee’s control, also can affect the deductibility of compensation.

While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. From time to time, the Compensation Committee may award compensation to our executive officers which is not fully deductible if it determines that such award is consistent with its philosophy and is in our and our stockholders’ best interests, such as time vested grants of restricted stock or retention bonuses, as part of initial employment offers, or grants of nonqualified stock options.

Our 2006 Executive Bonus Plan is designed and has been implemented with the intent to meet the performance-based criteria of Section 162(m) of the Internal Revenue Code.

Sections 280G and 4999 of the Internal Revenue Code impose certain adverse tax consequences on compensation treated as excess parachute payments. An executive is treated as having received excess parachute payments for purposes of Sections 280G and 4999 of the Internal Revenue Code if he or she receives compensatory payments or benefits that are contingent on a change in the ownership or control of a corporation, and the aggregate amount of such contingent compensatory payments and benefits equal or exceeds three times the executive’s base amount. If the executive’s aggregate contingent compensatory payments and benefits equal or exceed three times the executive’s base amount, the portion of the payments and benefits in excess of one times the base amount are treated as excess parachute payments. Treasury Regulations define the events that constitute a change in ownership or control of a corporation for purposes of Sections 280G and 4999 of the Internal Revenue Code and the executives subject to Sections 280G and 4999 of the Internal Revenue Code.

An executive’s base amount generally is determined by averaging the executive’s Form W-2 taxable compensation from the corporation and its subsidiaries for the five calendar years preceding the calendar year in which the change in ownership or control occurs. An executive’s excess parachute payments are subject to a 20% excise tax under Section 4999 of the Internal Revenue Code, in addition to any applicable federal income and employment taxes. Also, the corporation’s compensation deduction in respect of the executive’s excess parachute payments is disallowed under Section 280G of the Internal Revenue Code. If we were to be subject to a change of control, certain amounts received by our executives (for example, amounts attributable to the accelerated vesting of stock options) could be excess parachute payments under Sections 280G and 4999 of the Internal Revenue Code. As discussed in this proxy statement under “Potential Payments Upon Termination or Change of Control,” we provide our executive officers with tax gross up payments in event of a change of control.

Section 409A of the Internal Revenue Code imposes distribution requirements on nonqualified deferred compensation plans and arrangements. If a nonqualified deferred compensation plan or arrangement fails to comply with Section 409A of the Internal Revenue Code, an executive participating in such plan or arrangement will be subject to adverse tax consequences (including an additional 20% income tax on amounts deferred under the plan or arrangement). Our nonqualified deferred compensation plans and arrangements for our executive officers are intended to comply with Section 409A of the Internal Revenue Code, or to be exempt from the requirements of Section 409A of the Internal Revenue Code.

Tabular Compensation Disclosure

The following tables summarize our named executive officer and non-employee director compensation as follows:

1.	Summary Compensation Table. The Summary Compensation Table summarizes the compensation earned by, or awarded or paid to, our named executive officers for 2006, including salary, the cost to us of stock awards and option awards previously granted to our named executive officers, non-equity incentive plan awards paid to our named executive officers in 2007 for 2006 performance, changes in the actuarial present value of our named executive officers’ accrued aggregate pension benefits and all other compensation paid to our named executive officers, including perquisites.

2.	Grants of Plan-Based Awards Table. The Grants of Plan-Based Awards Table summarizes all grants of plan-based awards made to our named executive officers in 2006, including cash and stock awards made under our 2005 Management Bonus Plan and Executive Bonus Plan for 2005 performance. For a discussion of cash and stock awards earned by our named executive officers under our 2006 Management Bonus Plan and 2006 Executive Bonus Plan, see the Summary Compensation Table.

3.	Outstanding Equity Awards at Fiscal Year-End Table. The Outstanding Equity Awards at Fiscal Year-End Table summarizes the unvested stock awards and all stock options held by our named executive officers as of December 31, 2006. Please note that our named executive officers’ ownership of vested shares of stock is set forth under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholders” in this proxy statement.

4.	Stock Exercises and Vesting Table. The Stock Exercises and Vesting Table summarizes our named executive officers’ option exercises and stock award vesting during 2006.

5.	Pension Benefits Table. The Pension Benefits Table summarizes the actuarial present value of our named executive officers’ (other than Mr. Wilson) accumulated benefits under our defined benefit retirement plan and two supplemental retirement plans and any payments made under those plans to our named executive officers during 2006.

6.	Nonqualified Deferred Compensation Table. The Nonqualified Deferred Compensation Table summarizes the nonqualified deferred contributions and nonqualified deferred compensation received by our named executive officers during 2006.

7.	Potential Payments Upon Termination or Change of Control. The Potential Payments Upon Termination or Change of Control discussion and table summarize payments and benefits that would be made to our named executive officers in the event of certain employment terminations and/or a change of control.

8.	Director Compensation Table. The Director Compensation Table summarizes the compensation paid to our non-employee directors for 2006, including cash compensation, and the cost of to us of stock awards and option awards previously granted to our non-employee directors.

1.	Summary Compensation Table

The following table shows the compensation earned by, or awarded or paid to, each of our named executive officers for services rendered in all capacities to us and our subsidiaries for the year ended December 31, 2006. Please note that ownership of vested stock awards is set forth under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” in this proxy statement. Please also note that “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the following table consists of the annual change in the actuarial present value of the named executive officer’s accrued aggregate pension benefit and nonqualified deferred compensation earnings that are above-market:

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
Name and Principal			Stock		Option	Incentive Plan	Compensation	All Other
Position	Year	Salary(1)	Awards(2)		Awards(3)	Compensation(4)	Earnings(5)	Compensation(6)	Total

David E.I. Pyott	2006	$1,233,769	$188,500		$6,438,058	$2,000,000	$447,332	$46,482	$10,354,141
Chairman of the Board and Chief Executive Officer
Jeffrey L. Edwards	2006	$432,262	$124,877		$685,623	$355,800	$77,241	$22,523	$1,698,326
Executive Vice President, Finance and Business Development, Chief Financial Officer
F. Michael Ball	2006	$593,613	$52,357		$1,605,531	$571,200	$159,124	$54,988	$3,036,813
President, Allergan
Douglas S. Ingram	2006	$453,141	$106,694		$1,041,419	$373,300	$87,501	$34,567	$2,096,622
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
Scott M. Whitcup, M.D.	2006	$470,714	$173,161		$878,330	$365,000	$79,343	$23,997	$1,990,545
Executive Vice President, Research and Development
Roy J. Wilson, former	2006	$356,539	$(95,245	)(8)	$2,495,069	$279,900	$0	$569,818	$3,606,081
Executive Vice President, Human Resources and Information Technology(7)

(1)	The amounts shown include amounts of salary earned in fiscal year 2006 but deferred at the election of the named executive officer under the Savings and Investment Plan and the Executive Deferred Compensation Plan. See “Compensation Discussion and Analysis” in this proxy statement for a description of these plans.

(2)	The amounts shown are the amounts of compensation cost recognized by us in fiscal year 2006 related to the grants of restricted stock in fiscal year 2006 and prior fiscal years, as prescribed under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment, as amended (“Financial Accounting Standard No. 123R”). For a discussion of valuation assumptions, see Note 10, Employee Stock Plans, to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2006. The amounts consist of bonus performance awards earned by our named executive officers under our Management Bonus Plan or Executive Bonus Plan, as applicable, in excess of 100% of the participants’ target bonus, paid in grants of service-vested restricted stock of Allergan, which vest in full on the second anniversary of the grant date, subject to continued employment with us through such vesting date. Vesting, however, is accelerated on such date as the participant is eligible for Normal Retirement (having reached the age of 55 and five years of service). Our Management Bonus Plan and Executive Bonus Plan establish target and maximum bonus payment awards to our named executive officers based upon a percentage of their base salary. The goals employed for 2006 included adjusted earnings per share, revenue growth and research and development reinvestment rate. See footnote 4 below and “Compensation Discussion and Analysis — Annual Performance Incentive Awards” in this proxy statement for a more complete description of these bonus plans. The table below shows how much of the overall amount of the compensation cost is attributable to each award.

		Number Shares of	2006 Fiscal Year
Named Executive Officer	Grant Date	Stock Granted	Compensation Cost

Mr. Pyott	February 6, 2006	5,332	$188,500
Mr. Edwards	February 6, 2006	616	$21,777
	January 30, 2004	5,000	$103,100
Mr. Ball	February 6, 2006	1,481	$52,357
Mr. Ingram	February 6, 2006	1,018	$35,989
	February 6, 2006	2,000	$70,705
Dr. Whitcup	February 6, 2006	1,018	$35,989
	January 30, 2004	3,000	$61,860
	January 31, 2003	5,000	$75,313
Mr. Wilson	February 6, 2006	790	$(32,395	)(a)
	April 5, 2004	3,000	$(62,850	)(a)

(a)	Amount represents negative compensation cost due to income recognized by us related to Mr. Wilson’s employment termination effective October 31, 2006 as follows: (1) reversing all prior amortization expense from the February 6, 2006 and April 5, 2004 grants of restricted stock to Mr. Wilson; and (2) recording the pro-rata issuance expense on grants of restricted stock to Mr. Wilson that partially vested prior to Mr. Wilson’s employment termination.

(3)	The amounts shown are the amounts of compensation cost recognized by us in fiscal year 2006 related to the grants of stock options in fiscal year 2006 and prior fiscal years, as prescribed under Financial Accounting Standard No. 123R. For a discussion of valuation assumptions, see Note 10, Employee Stock Plans, to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2006. The table below shows how much of the overall amount of the compensation cost is attributable to each award.

			Number of Shares of
			Stock Underlying	2006 Fiscal Year
Named Executive Officer	Grant Date	Exercise Price	Options Granted	Compensation Cost

Mr. Pyott	February 6, 2006	$111.95	225,000	$1,815,429
	February 9, 2005	$72.30	226,000	$1,397,369
	January 30, 2004	$82.48	250,000	$1,703,440
	January 31, 2003	$60.25	300,000	$1,417,705
	April 24, 2002	$64.79	283,377	$104,114
Mr. Edwards	February 6, 2006	$111.95	42,000	$338,880
	February 9, 2005	$72.30	20,000	$123,661
	January 30, 2004	$82.48	17,000	$115,834
	January 31, 2003	$60.25	21,000	$99,239
	April 24, 2002	$64.79	21,798	$8,009
Mr. Ball	February 6, 2006	$111.95	64,000	$516,389
	February 9, 2005	$72.30	65,000	$401,898
	January 30, 2004	$82.48	59,000	$402,012
	January 31, 2003	$60.25	56,000	$264,638
	April 24, 2002	$64.79	56,052	$20,594

			Number of Shares of
			Stock Underlying	2006 Fiscal Year
Named Executive Officer	Grant Date	Exercise Price	Options Granted	Compensation Cost

Mr. Ingram	February 6, 2006	$111.95	42,000	$338,880
	February 9, 2005	$72.30	50,000	$309,153
	January 30, 2004	$82.48	33,000	$224,854
	January 31, 2003	$60.25	33,000	$155,948
	April 24, 2002	$64.79	34,254	$12,585
Dr. Whitcup	February 6, 2006	$111.95	42,000	$338,880
	February 9, 2005	$72.30	50,000	$309,153
	January 30, 2004	$82.48	16,000	$109,020
	January 31, 2003	$60.25	10,400	$49,147
	January 7, 2003	$57.84	15,000	$68,050
	April 24, 2002	$64.79	11,106	$4,080
Mr. Wilson	February 6, 2006	$111.95	42,000	$1,508,430
	February 9, 2005	$72.30	28,000	$538,349
	April 5, 2004	$85.69	28,000	$448,290

(4)	The amounts shown represent the bonus performance awards earned under our 2006 Executive Bonus Plan for Messrs. Pyott and Ball, and our 2006 Management Bonus Plan for all other named executive officers, for services rendered during 2006. Our 2006 Management Bonus Plan and 2006 Executive Bonus Plan establish target and maximum bonus payment awards to our named executive officers based upon a percentage of their base salary. Payouts under the Management Bonus Plan were based on attainment of corporate performance objectives (as subsequently adjusted to reflect the financial effect of our March 2006 acquisition of Inamed) as follows: (1) a pre-established target adjusted earnings per share of $3.62, (2) a pre-established target sales revenue growth in local currency of 30.9%, and (3) a pre-established target research and development reinvestment rate of 15.74% of annual sales. In accordance with the bonus structure approved at the beginning of 2006, the Compensation Committee approved funding the 2006 bonus pool for plan participants at approximately 133.3% of the target bonus pool. See “Grants of Plan-Based Awards” and “Compensation Discussion and Analysis — Annual Performance Incentive Awards” in this proxy statement for a more complete description of these plans. Awards payable under these plans in excess of 100% of the participant’s bonus target are payable in grants of service-vested restricted stock, the value of which are reflected in the payments shown. Such awards were issued on February 2, 2007 to Messrs. Pyott, Edwards, Ball and Ingram and Dr. Whitcup in the amounts of 4,372 ($511,961 value), 804 ($94,148 value), 1,291 ($151,176 value), 842 ($98,599 value), and 682 ($79,862 value), respectively. These shares vest on February 2, 2009, the second anniversary of the grant date, subject to continued employment with us through such vesting date. Vesting, however, is accelerated on such date as the participant is eligible for Normal Retirement (having reached the age of 55 and five years of service) or in the event of termination due to death or permanent disability. Vesting is prorated in the case of a job elimination as a result of a reduction in force based on the length of the participant’s service subsequent to the grant date.

(5)	This column includes the annual change in the actuarial present value of the named executive officer’s accrued aggregate pension benefit and the nonqualified deferred compensation earnings that are above-market. The change in the actuarial present value of the accrued aggregate pension benefit is based on the difference of the present value of the accrued benefit as of the September 30, 2006 measurement date and the present value of the accrued benefit as of the September 30, 2005 measurement date. The actuarial present value of accrued benefits is based on a discount rate of 5.60% as of September 30, 2005 and 5.90% as of September 30, 2006, and the RP-2000 Mortality Table, projected to 2010, combined for employees and annuitants, separate for males and females and no collar adjustment. Participants are assumed to retire at age 62, the plan’s earliest termination date with unreduced benefits. No pre-retirement mortality, retirement or termination has been assumed for the valuation. The nonqualified deferred compensation earnings represent above-market interest accrued under the Executive Deferred Compensation Plan for the accounts of Mr. Pyott and Mr. Ball. Interest accrued under this plan during 2006 was at a rate of 6.274%, based on 120% of the ten-year Treasury Note 120 month rolling average determined on October 1 of each year for the following year. The value of the above-market interest for Mr. Pyott is $3,249; the value of the above-market interest for Mr. Ball is $4,572. Executives who commenced participation in the Executive Deferred Compensation Plan after January 1, 2000 are not entitled to obtain above-market interest. See “Compensation Discussion and Analysis — Retirement Plans” in this proxy statement for a description of this plan.

(6)	The amounts shown include our incremental cost for the provision to our named executive officers of certain specified perquisites, contributions by us to the Savings and Investment Plan, the Employee Stock Ownership Plan and the Executive Deferred Compensation Plan, the cost of term life insurance and term executive post-retirement life insurance premiums, tax gross-up payments on executive physical and spouse travel expense reimbursements, and buybacks of accrued vacation.

The table below shows our incremental cost for the provision to our named executive officers of certain specified perquisites and tax gross-up payments on executive physical and spouse travel expense reimbursements, as follows:

	Tax and
	Financial		Automobile			Spouse
Named Executive Officer	Planning	Club Dues	and Gas(a)	Tax Gross Up		Travel	Other(b)

Mr. Pyott	$20,500	$2,290	$10,500	$886		$0	$1,201
Mr. Edwards	$918	$0	$10,500	$0		$0	$0
Mr. Ball	$13,150	$5,040	$10,500	$6,449	(c)	$7,514	$1,230
Mr. Ingram	$625	$2,327	$10,500	$552		$0	$1,150
Dr. Whitcup	$0	$1,425	$10,500	$410		$0	$557
Mr. Wilson	$14,890	$0	$8,966	$721		$0	$1,380

(a)	Represents automobile allowance of $9,000 and gas allowance of $1,500 for each of our named executive officers other than Mr. Wilson. Mr. Wilson received an automobile allowance of $7,685 and a gas allowance of $1,281.

(b)	Includes executive physicals.

(c)	Includes $5,542 related to spouse travel expense reimbursements and $906 related to executive physical expense reimbursements.

In September 2006, in consultation with our independent consultant and based on market surveys, the Compensation Committee eliminated all major benefit and perquisite programs other than the tax and financial planning allowance and approved, in lieu of the terminated benefits, a flat annual perquisite allowance of $20,000 for our Chief Executive Officer, $15,000 for our President and $10,000 for each other named executive officer. The perquisite allowance will be payable in 26 equal bi-weekly installments.

In addition to the foregoing perquisites, prior to becoming our executive officer, on November 9, 2000, Dr. Whitcup entered into a Promissory Note secured by a Deed of Trust in which he borrowed $300,000, without interest, from us for the purchase of a home. On December 31, 2006, the outstanding principal amount of the note was $300,000. We incurred no incremental cost in connection with this loan in fiscal year 2006. See “Certain Relationships and Related Party Transactions” in this proxy statement for additional information regarding this loan.

The table below shows contributions by us to the Savings and Investment Plan, the Employee Stock Ownership Plan, the Executive Deferred Compensation Plan and the cost of term life insurance and term executive post-retirement life insurance premiums, as follows:

	Savings and	Employee Stock
	Investment Plan	Ownership Plan	Executive Deferred	Insurance
Named Executive Officer	Contributions	Contribution	Compensation Plan	Premiums(a)

Mr. Pyott	$8,800	$55	$0	$2,250
Mr. Edwards	$8,800	$55	$0	$2,250
Mr. Ball	$8,800	$55	$0	$2,250
Mr. Ingram	$8,800	$55	$0	$2,250
Dr. Whitcup	$8,800	$55	$0	$2,250
Mr. Wilson(b)	$19,300	$0	$15,413	$1,875

(a)	We pay 100% of the cost of term life insurance for all eligible employees as well as the cost of higher coverage levels in place for our executives. Amounts shown reflect the cost of the premiums for our named executive officers. The insurance premiums shown for Mr. Wilson are based on his 10 months of employment by us during 2006.

(b)	For 2006, the value of Mr. Wilson’s matching contribution was $8,800 and the value of his retirement contribution was $10,500. See “Compensation Discussion and Analysis — Retirement Plans” in this proxy statement for a description of this plan. Mr. Wilson received $15,413, which represents a 5% Retirement Contribution Restoration Credit (fully funded by us) in 2006 under the Executive Deferred Compensation Plan based on his annual compensation under the retirement contribution feature of our Savings and Investment Plan. See “Compensation Discussion and Analysis — Retirement Plans” in this proxy statement for a description of this plan.

(7)	We entered into a Severance and General Release Agreement with Mr. Wilson effective October 6, 2006 whereby Mr. Wilson’s employment ended effective October 31, 2006. Pursuant to the terms of the severance agreement, we provided Mr. Wilson a severance payment consisting of 14 months base pay totaling $490,000 and a payment of $17,273 resulting from his accrued vacation, which are reflected in the “All Other Compensation” column of the table. This severance payment was paid in a lump sum on October 31, 2006. In addition, Mr. Wilson received a bonus based on his target bonus amount modified by corporate performance under the Management Bonus Plan for 2006 that was prorated through October 2006 because his employment by us ended at that time.

(8)	Amount represents negative compensation cost due to income recognized by us related to Mr. Wilson’s termination of employment effective October 31, 2006 as follows: (1) reversing all prior amortization expense from the February 6, 2006 and April 5, 2004 grants of restricted stock to Mr. Wilson and (2) recording the pro-rata issuance expense on grants of restricted stock to Mr. Wilson that partially vested prior to Mr. Wilson’s employment termination.

2.	Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2006. Please note that “All Other Stock Awards: Number of Shares of Stock or Units” in the following table consists of stock awards earned by our named executive officers under our 2005 Management Bonus Plan and Executive Bonus Plan for performance in excess of 100% of the named executive officers’ bonus targets for 2005. For a discussion of stock awards earned by our named executive officers under the 2006 Management Bonus Plan and 2006 Executive Bonus Plan, see “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table:

							All Other	All Other
							Stock	Option	Exercise
							Awards:	Awards:	or Base
							Number of	Number of	Price of	Grant Date Fair
			Estimated Future Payouts Under				Shares of	Securities	Option	Value of Stock
	Approval	Grant	Non-Equity Incentive Plan Awards(2)				Stock or	Underlying	Awards	and Option
Name	Date	Date(1)	Threshold		Target	Maximum	Units(3)	Options(4)	($/Sh)	Awards

David E.I. Pyott	1/30/06	1/30/06		(2)	$1,488,000	$2,380,800
	1/30/06	2/6/06						225,000	$111.95	$8,080,875	(5)
	1/30/06	2/6/06					5,332			$596,917	(6)
Jeffrey L. Edwards	1/30/06	1/30/06		(2)	$261,600	$418,560
	1/30/06	2/6/06						42,000	$111.95	$1,508,430	(5)
	1/30/06	2/6/06					616			$68,961	(6)
F. Michael Ball	1/30/06	1/30/06		(2)	$420,000	$672,000
	1/30/06	2/6/06						64,000	$111.95	$2,298,560	(5)
	1/30/06	2/6/06					1,481			$165,797	(6)
Douglas S. Ingram	1/30/06	1/30/06		(2)	$274,480	$439,168
	1/30/06	2/6/06						42,000	$111.95	$1,508,430	(5)
	1/30/06	2/6/06					1,018			$113,965	(6)
	1/30/06	2/6/06					2,000			$223,900	(6)
Scott M. Whitcup, M.D.	1/30/06	1/30/06		(2)	$285,120	$456,192
	1/30/06	2/6/06						42,000	$111.95	$1,508,430	(5)
	1/30/06	2/6/06					1,018			$113,965	(6)
Roy J. Wilson	1/30/06	2/6/06		(2)	$210,000	$336,000
	1/30/06	2/6/06						42,000	$111.95	$1,508,430	(5)
	1/30/06	2/6/06					790			$88,440	(6)

(1)	The option and stock awards shown were approved at a regularly scheduled meeting of the Compensation Committee held on January 30, 2006, prior to our full year earnings release, and the grant date for such awards was two business days after the full year earnings release on February 6, 2006.

(2)	The amounts shown represent the potential value of performance bonus awards under our 2006 Executive Bonus Plan for Messrs. Pyott and Ball and our 2006 Management Bonus Plan for all other named executive officers. Awards payable under these plans in excess of 100% of the participant’s target bonus are payable in grants of restricted stock or restricted stock units that vest in full on the second anniversary of the grant date, subject generally to continued employment with us through such vesting date. Accordingly, the amounts shown in the “Target” column reflect the maximum amounts payable in cash under these bonus plans. The additional value reflected in the “Maximum” column was payable solely in shares of restricted stock, based on the average of the high and low prices of our common stock on the grant date. Awards under the plans to our named executive officers are based on three performance objectives: (1) attainment of a target adjusted earnings per share, (2) attainment of a target sales revenue growth in local currency, and (3) attainment of a target research and development reinvestment rate. For any bonus to be payable under the 2006 Management Bonus Plan or 2006 Executive Bonus Plan, our 2006 adjusted earnings per share had to be greater than the threshold adjusted earnings per share established by the Compensation Committee at the beginning of the year. The bonus payable once the threshold adjusted earnings per share is exceeded increases in proportion to the amount by which the threshold has been exceeded based on linear extrapolations above and below the target amounts. The Compensation Committee established that the bonus pool under the Management Bonus Plan and Executive Bonus Plan would be funded at 90% of target bonus if we achieved the earnings per share target, with an additional 10% of target bonus funded for achievement of the revenue target and 10% of target bonus funded for achievement of the research and development reinvestment target. As a result, 110% of the target bonus would be funded upon achieving all three of the pre-established targeted corporate performance objectives. The Compensation Committee also provided that the actual bonus pool payable under these plans would be from 0% to 160% of the individual’s target bonus opportunity based on our relative attainment of these pre-established performance objectives. Mr. Pyott’s target bonus for 2006 was 120%, and maximum bonus was 192%, of his year-end annualized base salary; Mr. Ball’s target bonus for 2006 was 70%, and maximum bonus was 112%, of his year-end annualized base salary; and all other named executive officers’ target bonuses for 2006 were 60%, and maximum bonuses were 96%, of their year-end annualized base salaries. Actual bonuses are based on our performance against target and are subject to the discretion of the Compensation Committee to reduce the amounts payable. The cash portion of the amounts paid under these bonus plans for 2006 performance are reported in the Summary Compensation Table under the “Non-Equity Incentive Plan” column and the restricted stock will be reported in next year’s proxy statement. Please also see “Compensation Discussion and Analysis — Annual Performance Incentive Awards” in this proxy statement for a more complete description of these bonus plans.

(3)	Amounts represent performance awards earned under the 2005 Management Bonus Plan and Executive Bonus Plan for performance in excess of 100% of the participants’ bonus targets for 2005. Such excess was paid, in accordance with the terms of the bonus plans, in restricted stock that vests in full on the second anniversary of the grant date, subject to continued employment with us through such vesting date. Vesting, however, is accelerated on such date as the participant is eligible for Normal Retirement (having reached the age of 55 and five years of service) or in the event of termination due to death or permanent disability. Vesting is prorated in the case of a job elimination as a result of a reduction in force based on the length of the participant’s service subsequent to the grant date. The restricted stock was issued under our 1989 Incentive Compensation Plan, as amended. Our 2005 Management Bonus Plan and Executive Bonus Plan establish target and maximum bonus payment awards to our named executive officers based upon a percentage of their base salary. The goals employed for 2005 included adjusted earnings per share, revenue growth and research and development reinvestment rate.

This table excludes the restricted stock earned for 2006 performance under the 2006 Management Bonus Plan and the 2006 Executive Bonus Plan that was issued on February 2, 2007 to Messrs. Pyott, Edwards, Ball and Ingram and Dr. Whitcup in the amounts of 4,372, 804, 1,291, 842 and 682 shares, respectively. These shares vest on February 2, 2009, the second anniversary of the grant date, generally subject to continued employment with us through such vesting date.

(4)	Amount represents the number of options that were granted pursuant to the 1989 Incentive Compensation Plan, as amended, and have an exercise price per share equal to the average high and low price of our common stock on the NYSE on February 6, 2006, the grant date, in accordance with the terms of the plan. This formula resulted in the exercise price ($111.95) being higher than the closing price on the date of grant ($111.10). The options have a term of ten years and became exercisable at a rate of 25% per year beginning on the first anniversary of the date of grant, or February 6, 2007.

(5)	The dollar value of the options shown represents the grant date fair value based on the Black-Scholes model of option valuation to determine grant date fair value, as prescribed under Financial Accounting Standard No. 123R. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The following assumptions were used in the Black-Scholes model: market price of stock, $111.95; exercise price of option, $111.95 expected stock volatility, 30%; risk-free interest rate, 4.48% (based on the 10-year treasury bond rate); expected life, 4.75 years; and dividend yield, 0.50%.

(6)	The dollar value of the stock shown represents the grant date fair value as prescribed under Financial Accounting Standard No. 123R, based on the average high and low prices of our common stock on the grant date of $111.95.

3.	Outstanding Equity Awards

The following table sets forth summary information regarding the outstanding equity awards held by each of our named executive officers at December 31, 2006. Please note that ownership of vested shares of stock is set forth under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholders” in this proxy statement. Please also note that “Number of Shares of Stock or Units of Stock That Have Not Vested” in the following table excludes awards earned by the named executive officer under the 2006 Management Bonus Plan and 2006 Executive Bonus Plan. For a discussion of stock awards earned by our named executive officers under the 2006 Management Bonus Plan and 2006 Executive Bonus Plan, see “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table:

	Option Awards					Stock Awards
	Number of	Number of				Number of
	Securities	Securities				Shares or
	Underlying	Underlying				Units of		Market Value of
	Unexercised	Unexercised		Option	Option	Stock That		Shares or Units of
	Options	Options		Exercise	Expiration	Have Not		Stock That Have Not
Name	Exercisable	Unexercisable		Price	Date	Vested(1)		Vested(2)

David E.I. Pyott(8)	0	225,000	(3)	$111.95	2/6/16	5,332	(4)	$638,507
	56,500	169,500	(5)	$72.30	2/8/15
	125,000	125,000	(6)	$82.48	1/29/14
	225,000	75,000	(7)	$60.25	1/30/13
	283,377	0		$64.79	4/24/12
	29,064	0		$127.51	7/29/07
	153,729	0		$80.18	2/1/11
	224,833	0		$52.26	1/23/10
	251,198	0		$33.39	1/24/09

	1,348,701	594,500
Jeffrey L. Edwards(8)	0	42,000	(3)	$111.95	2/6/16	5,616	(4)	$672,516
	5,000	15,000	(5)	$72.30	2/8/15
	8,500	8,500	(6)	$82.48	1/29/14
	15,750	5,250	(7)	$60.25	1/30/13
	21,798	0		$64.79	4/24/12
	10,380	0		$127.51	7/29/07
	16,296	0		$80.18	2/1/11
	15,673	0		$52.26	1/23/10

	93,397	70,750
F. Michael Ball(8)	0	64,000	(3)	$111.95	2/6/16	1,481	(4)	$177,350
	16,250	48,750	(5)	$72.30	2/8/15
	29,500	29,500	(6)	$82.48	1/29/14
	0	14,000	(7)	$60.25	1/30/13
	52	0		$64.79	4/24/12
	14,532	0		$106.26	7/29/07
	14,532	0		$127.51	7/29/07
	33,735	0		$80.18	2/1/11

	108,601	156,250

	Option Awards					Stock Awards
	Number of	Number of				Number of
	Securities	Securities				Shares or
	Underlying	Underlying				Units of		Market Value of
	Unexercised	Unexercised		Option	Option	Stock That		Shares or Units of
	Options	Options		Exercise	Expiration	Have Not		Stock That Have Not
Name	Exercisable	Unexercisable		Price	Date	Vested(1)		Vested(2)

Douglas S. Ingram(8)	0	42,000	(3)	$111.95	2/6/16	3,018	(4)	$361,406
	12,500	37,500	(5)	$72.30	2/8/15
	16,500	16,500	(6)	$82.48	1/29/14
	24,750	8,250	(7)	$60.25	1/30/13
	34,254	0		$64.79	4/24/12
	14,532	0		$127.51	7/29/07
	13,494	0		$80.18	2/1/11
	9,342	0		$52.26	1/23/10
	20,760	0		$41.12	12/9/09
	11,210	0		$33.39	1/24/09
	7,473	0		$16.70	1/28/08

	164,815	104,250
Scott M. Whitcup, M.D.(8)	0	42,000	(3)	$111.95	2/6/16	9,018	(4)	$1,079,906
	12,500	37,500	(5)	$72.30	2/8/15
	8,000	8,000	(6)	$82.48	1/29/14
	7,800	2,600	(7)	$60.25	1/30/13
	0	3,750	(7)	$57.84	1/6/13
	11,106	0		$64.79	4/24/12
	7,266	0		$127.51	7/29/07
	7,266	0		$106.26	7/29/07
	11,210	0		$80.18	2/1/11

	65,148	93,850
Roy J. Wilson(9)	0	0		$0	—	0		0

	0	0

(1)	Ownership of vested shares of stock is set forth under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholders” in this proxy statement.

(2)	Represents the closing price of a share of our common stock on December 29, 2006 ($119.75) multiplied by the number of shares or units that have not vested.

(3)	These options vest and are exercisable as to 25% of the total grant on each of the first, second, third and fourth anniversaries of February 6, 2006, the date of the grant, and have a term of ten years. This grant is also reflected in the Grants of Plan-Based Awards Table, valued at the grant date fair value as prescribed under Financial Accounting Standard No. 123R.

(4)	Amounts include performance awards paid under the 2005 Management Bonus Plan and Executive Bonus Plan, representing the excess of 100% of the participants’ bonus targets, paid in grants of restricted stock. These stock awards cliff vest in full on February 6, 2008, the second anniversary of the grant date, subject to continued employment with us through such vesting date. Vesting, however, is accelerated on such date as the participant is eligible for Normal Retirement (having reached the age of 55 and five years of service) or in the event of termination due to death or permanent disability. Vesting is prorated in the case of a job elimination as a result of a reduction in force based on the length of the participant’s service subsequent to the grant date. Amounts also include 2,000 restricted shares of our common stock granted to Mr. Ingram that vest in full on February 6, 2008, the second anniversary of the grant date, 5,000 restricted shares of our common stock granted to Mr. Edwards that vest in full on January 30, 2008, the fourth anniversary of the grant date, 3,000 restricted shares of our common stock granted to Dr. Whitcup that vest in full on January 30, 2008, the fourth anniversary of the grant date, and 5,000 restricted shares of our common stock granted to Dr. Whitcup that vest in full on January 31, 2007, the fourth anniversary of the grant date. Excluded are performance awards paid under the 2006 Management Bonus Plan and 2006 Executive Bonus Plan, as the grant date for such awards was February 2, 2007. See the Summary Compensation Table for more information regarding awards under the 2006 Management Bonus Plan and the 2006 Executive Bonus Plan.

(5)	These options vest and are exercisable as to 25% of the total grant on each of the first, second, third and fourth anniversaries of February 8, 2005, the date of the grant, and have a term of ten years.

(6)	These options vest and are exercisable as to 25% of the total grant on each of the first, second, third and fourth anniversaries of January 29, 2004, the date of the grant, and have a term of ten years.

(7)	These options vest and are exercisable as to 25% of the total grant on each of the first, second, third and fourth anniversaries of January 30, 2003, the date of the grant, and have a term of ten years.

(8)	The aggregate number of option awards (consisting of both exercisable and unexercisable option awards) held by each of Messrs. Pyott, Edwards, Ball, Ingram and Dr. Whitcup at December 31, 2006, was 1,943,201, 164,147, 264,851, 269,065 and 158,998, respectively.

(9)	All of Mr. Wilson’s unvested stock options became vested and the vesting of Mr. Wilson’s unvested restricted stock was prorated on October 31, 2006, Mr. Wilson’s last day of employment by us, in accordance with a “Job Elimination” under our 1989 Incentive Compensation Plan, as amended.

4.	Stock Exercises and Vesting

The following table summarizes the option exercises and stock award vesting for each of our named executive officers for the year ended December 31, 2006.

	Option Awards		Stock Awards
	Number of		Number of
	Securities		Shares	Value
	Acquired on	Value Realized on	Acquired	Realized on
Name	Exercise	Exercise(1)	on Vesting	Vesting

David E.I. Pyott	196,402	$14,339,225	0	$0
Jeffrey L. Edwards	41,520	$1,911,001	0	$0
F. Michael Ball	183,218	$9,581,008	0	$0
Douglas S. Ingram	30,362	$779,418	0	$0
Scott M. Whitcup, M.D.	40,032	$1,923,722	0	$0
Roy J. Wilson(2)	98,000	$2,466,549	1,372	$157,753

(1)	Represents the price at which shares acquired upon exercise of the stock options were sold net of the exercise price for acquiring shares.

(2)	All of Mr. Wilson’s unvested stock options became vested and the vesting of Mr. Wilson’s unvested restricted stock was prorated on October 31, 2006, Mr. Wilson’s last day of employment by us, in accordance with a “Job Elimination” under our 1989 Incentive Compensation Plan, as amended.

5.	Pension Benefits Table

The following table summarizes the actuarial present value of each of our named executive officer’s (other than Mr. Wilson) accumulated benefits under our defined benefit retirement plan and two supplemental retirement plans as of the September 30, 2006 measurement date and any payments made during the year ended December 31, 2006.

		Number of	Present Value of	Payments During
		Years Credited	Accumulated	Last Fiscal
Name	Plan Name	Service (#)	Benefits	Year

David E.I. Pyott	Defined Benefit Retirement Plan(1)	8.8	$187,482	$0
	Supplemental Executive Benefit Plan(2)	8.8	$2,055,281	$0
	Supplemental Retirement Income Plan(2)	8.8	$0	$0

Jeffrey L. Edwards	Defined Benefit Retirement Plan(1)	13.3	$191,415	$0
	Supplemental Executive Benefit Plan(2)	13.3	$224,651	$0
	Supplemental Retirement Income Plan(2)	13.3	$0	$0
F. Michael Ball	Defined Benefit Retirement Plan(1)	11.4	$217,967	$0
	Supplemental Executive Benefit Plan(2)	11.4	$674,490	$0
	Supplemental Retirement Income Plan(2)	11.4	$0	$0
Douglas S. Ingram	Defined Benefit Retirement Plan(1)	10.6	$133,570	$0
	Supplemental Executive Benefit Plan(2)	10.6	$248,566	$0
	Supplemental Retirement Income Plan(2)	10.6	$0	$0
Scott M. Whitcup, M.D.	Defined Benefit Retirement Plan(1)	6.7	$102,851	$0
	Supplemental Executive Benefit Plan(2)	6.7	$170,940	$0
	Supplemental Retirement Income Plan(2)	6.7	$0	$0

(1)	Defined Benefit Retirement Plan. Our defined benefit retirement plan, the Allergan, Inc. Pension Plan, provides pension benefits to U.S. employees, including officers, based upon the average of the employee’s highest 60 consecutive months of eligible earnings and years of service integrated with covered compensation as defined by the Social Security Administration. The annual benefit payable at the normal retirement age of 65 is as follows: 1.23% of average earnings not in excess of covered compensation times service to 35 years, plus 1.73% of average earnings in excess of covered compensation, times service to 35 years, plus 50% of average earnings times service in excess of 35 years.

Eligibility to participate in our pension plan was terminated for employees that joined us after September 2002. Mr. Wilson was hired after September 2002 and, therefore, was not eligible to participate in our pension plan.

While the normal retirement age is 65, unreduced benefits are payable at age 62. Early retirement benefits are available at age 55 with 5 years of service. Benefits are reduced by 6% per year for commencement prior to age 62. A participant is fully vested in his pension benefit after 5 years of service. None of our named executive officers listed above are currently eligible for early retirement. The number of years credited are based on actual years served. Eligible earnings include amounts paid to an employee by us for services rendered, including base earnings, commissions and similar incentive compensation, cost of living allowances earned within the United States, holiday pay, overtime earnings and other bonus amounts paid under certain programs, subject to the Internal Revenue Code) limits on the maximum amount of pay that may be recognized. Accrued benefits that are less than $5,000 are automatically paid out. In addition, participants my elect to receive their benefit as a lump sum if the value is greater than $5,000 and less than $10,000. The present value of accumulated benefits is based on a 5.90% discount rate and the RP-2000 Mortality Table, projected to 2010, combined for employees and annuitants, separate for males and females and no collar adjustment. No pre-retirement mortality, retirement or termination have been assumed for the valuation. The value in the Pension Benefits Table does not match the Financial Accounting Standards No. 87 Accumulated Benefit Obligation. It is intended to represent the present value of the accrued benefit reflecting retirement at age 62, the plan’s earliest retirement date with unreduced benefits.

(2)	Supplemental Executive Benefit Plan and Supplemental Retirement Income Plan. These plans pay benefits directly to a participant to the extent benefits under our defined benefit pension plan are limited by Internal Revenue Code Sections 401(a)(17) and 415, respectively. Payments under our supplemental retirement plans are in the same form and will be paid at the same time as a participant’s benefits under our pension plan, discussed above. No benefits have accrued in the Supplemental Retirement Income Plan for the named executive officers as their benefits have not been limited by the Revenue Code Section 415 limit.

Eligible employees under the Supplemental Executive Benefit Plan include officers directly appointed by our board of directors, including our named executive officers. Eligible employees under the Supplemental Retirement Income Plan include management employees whose benefits are limited by Internal Revenue Code Section 415. The present value of accumulated benefits is based on a 5.90% discount rate and the RP-2000 Mortality Table, projected to 2010, combined for employees and annuitants, separate for males and females and no collar adjustment. No pre-retirement mortality, retirement or termination have been assumed for the valuation. The value in the Pension Benefits Table does not match the Financial Accounting Standards No. 87 Accumulated Benefit Obligation. It is intended to represent the present value of the accrued benefit reflecting retirement at age 62, the plan’s earliest retirement date with unreduced benefits.

Under the supplemental retirement plans, in the event of a change of control, each participant will receive a lump sum payment in lieu of accrued benefits under the plans based on a more favorable 3.6% discount rate. For additional information on payments in connection with a change of control, see “Potential Payments Upon Termination or Change of Control” in this proxy statement.

6.	Nonqualified Deferred Compensation Table

The following table sets forth a summary of all nonqualified defined contributions and nonqualified deferred compensation received by each of our named executive officers for the year ended December 31, 2006. We maintain an executive deferred compensation plan, as described more fully below.

	Executive	Registrant	Aggregate	Aggregate
	Contributions	Contributions in	Earnings in Last	Withdrawals/	Aggregate Balance at
Name	in Last FY(1)	Last FY(2)	FY(3)	Distributions	December 31, 2006

David E.I. Pyott	$0	$0	$152,669	$0	$1,776,377
Jeffrey L. Edwards	$0	$0	$0	$0	$0
F. Michael Ball	$0	$0	$249,828	$0	$3,121,140
Douglas S. Ingram	$0	$0	$0	$0	$0
Scott M. Whitcup, M.D.	$80,000	$0	$48,605	$0	$401,057
Roy J. Wilson	$31,846	$15,413	$17,573	$0	$144,014

(1)	All of the amounts reflected in this column have been included as “Salary” in the Summary Compensation Table. The amounts represented reflect salary election deferrals, with the exception of Dr. Whitcup, who elected to defer $20,000 in 2005 from bonus payments made in 2006. Dr. Whitcup deferred $60,000 in salary in 2006.

(2)	All of the amounts reflected in this column have been included as “All Other Compensation” in the Summary Compensation Table.

(3)	Includes $3,249 of interest for Mr. Pyott and $4,572 of interest for Mr. Ball that accrued under the Executive Deferred Compensation Plan, which amounts are reflected and described in “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table.

Executive Deferred Compensation Plan.  Under the Executive Deferred Compensation Plan, eligible employees, including our named executive officers, are permitted to defer receipt of up to 100% of their base salary and bonus. Eligible employees, including our named executive officers, receive company contributions (“Employer Match Restoration Credits”) for a given year under the deferred compensation plan if, during that year, they have contributed the maximum before-tax contributions under our Savings and Investment Plan and the amount of contributions made to the Savings and Investment Plan on behalf of the participants was limited by the Internal Revenue Code. Similarly, eligible employees, including our named executive officers, receive company contributions (“Retirement Contribution Restoration Credits”) for a given year under the deferred compensation plan if, during that year, the amount of contributions made to the retirement plan contribution feature of the Savings and Investment Plan were limited by the Internal Revenue Code. A participant is deemed 100% vested in the Employer Match Restoration Credits, regardless of the number of years of service with us. A participant becomes vested in the Retirement Contribution Restoration Credits at a rate of 20% for each completed year of service with us or, if earlier, the participant reaches age 62, becomes permanently disabled or dies, or in the case of an occurrence of a change of control.

The Executive Deferred Compensation Plan is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. A “rabbi trust” has been established to satisfy our obligations under the plan. The Compensation Committee selects insurance and other investment vehicles (the “fund media”) to which participants must make investment allocations for the purposes of providing the basis on which gains and losses shall be attributed to account balances under the plan. Under delegated authority from the Compensation Committee, the Investment Subcommittee of our Executive Committee may add or delete from the fund selection from time to time. The plan currently permits participants to choose from among eleven investment funds that are available through a variable universal life insurance product. The funds are not publicly traded mutual funds. The rates of return of the funds for 2006 ranged from 3.37% to 33.06%. In addition, Messrs. Pyott and Ball receive interest paid by us on amounts deferred prior to January 1, 2000. The company-paid interest rate for 2006 was 6.274%. Executives who commenced participation in the Executive Deferred Compensation Plan after January 1, 2000 are not entitled to obtain this interest. Retirement Benefit payments in connection with retirement under the deferred compensation plan commence upon termination of employment for any reason, at age 55 or later with at least five years of service, and are payable, in sixty quarterly installments or at the participant’s election in either a single lump sum or in twenty or forty quarterly installments. Benefit payments in connection with a termination (to those not eligible for retirement benefit payments) are in a single lump sum or at the participant’s election in five annual installments.

7.	Potential Payments Upon Termination or Change of Control

Change of Control Agreements.  We have entered into agreements with each of our named executive officers and certain other executives that provide certain benefits in the event of a change of control (as defined below) of us. If a change of control had occurred on December 29, 2006, the last business day of fiscal year 2006, the agreements would have covered approximately 84 of our officers and key employees, including each of our named executive officers.

Under these agreements, if, within two years after a change of control, we terminate an executive’s employment other than for cause, death or disability or the executive terminates his or her employment in the case of a material reduction of executive compensation or duties (each a “qualifying termination”), the executive is entitled to:

•	Cash payment equal to one-, two- or three-(depending on the executive) times (i) such executive’s highest annual salary rate within the five-year period preceding termination, plus (ii) a bonus increment equal to the average of the two highest of the last five bonuses paid to such executive under our Management

Bonus Plan or Executive Bonus Plan, as applicable, payable in a lump sum within 30 days of such termination, unless the executive chooses to be paid over a longer period;

•	Additional benefits under our pension and supplemental retirement plans, as if the executive had worked for an additional one-, two- or three- year period (depending on the executive), and provided, that the executive will cease to be treated as having worked for such additional period when the executive elects to commence receipt of benefits under the plans prior to the end of such period;

•	Continuation of all employment benefits for a one-, two- or three-year period (depending on the executive);

•	Vesting of all stock options, restricted stock and other incentive compensation awards; and

•	For certain executives, payment of an amount sufficient to offset the impact of any “excess parachute payment” excise tax payable by the executive pursuant to the provisions of the Internal Revenue Code or any comparable provision of state law.

Mr. Wilson was hired by us after October 1, 2002 and was accordingly ineligible to participate in our pension and supplemental retirement plans. Instead of additional benefits under such plans, in the case of a qualifying termination, Mr. Wilson was eligible to receive an amount equal to his “retirement contributions” (not including matching contributions) to our Savings and Investment Plan and the “Retirement Contribution Restoration Credits” to the Executive Deferred Compensation Plan that he would have received if he had continued working for three years.

The multiple of salary and bonus (as calculated above) and the number of years of continued coverage of other benefits as of December 29, 2006 were as follows: Messrs. Pyott, Edwards, Ball, Ingram and Dr. Whitcup, one other executive vice president and five corporate vice presidents — three years; thirteen senior vice presidents — two years; and sixty other covered key employees — one year.

A “change of control” is generally defined as one of the following: (i) the acquisition by any person of beneficial ownership of 20% or more of our voting stock (unless our board approves the acquisition) or 33% or more, of our voting stock (with or without board approval), (ii) certain business combinations involving us, (iii) a stockholder approved disposition of all or substantially all of our assets or (iv) a change in a majority of the incumbent board members, except for changes in the majority of such members approved by such members, subject to certain exceptions.

“Cause” is generally defined as one of the following: (i) refusal of the executive to comply with written instructions of our board that are consistent with the scope of the executive’s responsibilities prior to the change of control, (2) dishonesty of the executive that results in material financial loss to us or injury to our reputation or (3) the executive’s conviction of a felony.

We may, in our sole discretion, provide notice of termination of an executive no later than 60 days prior to the expiration of the agreement. If written notice is not provided, the agreement automatically extends for successive 12 month periods beyond its customary two year term.

Severance Pay Plan.  The Compensation Committee has approved a severance pay policy for executive officers whose employment is terminated as a result of a reduction in force, mutual resignation or sale of a business unit where the executive officer is not offered similar employment with the acquiring company. The amount of severance pay depends upon the executive officer’s years of service with us. For executive vice presidents having 15 or more years of service, the severance pay is two times the highest annual salary in the prior five years plus two times the average of the two highest bonuses paid in the prior five years. These employees are also entitled to two years of pension credit, two years of continued coverage in medical, dental and vision plans, continued participation in flexible spending accounts for the two-year severance period, continued access to a car allowance, tax and financial planning and gasoline reimbursement over those two years, and continued coverage in our life insurance and disability coverage in the two-year period. For executive vice presidents having between eight and 14 years of service, the severance pay is between 22 and 26 months of base salary, depending upon the actual full years of service, with no additional benefits other than medical, dental and vision coverage during the severance pay period. For executive vice presidents and one corporate vice president having between zero and seven years of service, the severance pay is between 14 and 15 1/2 months of base salary, depending upon the actual full years of service, with no additional benefits other than health care coverage during the severance pay period. Mr. Wilson received a severance payment consisting of 14 months base pay upon his employment termination consistent with our severance policy.

Acceleration of Benefits Under Certain Other Plans.  Our 1989 Incentive Compensation Plan, as amended, supplemental retirement plans, as amended, and our 2006 Management Bonus Plan and 2006 Executive Bonus Plan also contain provisions for the accelerated vesting of benefits to our executives upon a change of control of us (using the same definition of “change of control” as the definition described above under “Change of Control Agreements”). Under our 1989 Incentive Compensation Plan, as amended, vesting of a participant’s options and restricted stock is accelerated in the event of a termination due to death, permanent disability or in the case of a change of control. In the case of a job elimination as a result of a reduction in force or transfer to a new organization outside of Allergan as a result of a divestiture, vesting of a participant’s options is accelerated and vesting of a participant’s restricted stock is prorated based on the length of the participant’s service subsequent to the grant date. Under our supplemental retirement plans, in the event of a change of control, each participant will receive a lump sum payment in lieu of accrued benefits under the plans based on a more favorable 3.6% discount rate. Termination under the plans can be for any reason whatsoever, voluntary or involuntary.

Under our Management Bonus Plan and Executive Bonus Plan, each as in effect, if a change of control occurs during any year in which a participant is eligible to receive a bonus award under the plan, such bonus award will be prorated to the effective date of the change of control and all performance objectives set by the Compensation Committee will be deemed to be met at the greater of 100% of the performance objective or our actual prorated year-to date performance. Payment is conditioned upon the recipient continuing to be employed by us or our successor on the effective date of the change of control and will be made within 30 days of the effective date of the change of control. No amounts are shown for these benefits in the table below, as the change of control occurs on the last day of the performance period and thus the payout would be the same as if the change of control had not occurred.

In accordance with the requirements of the SEC, the following table presents our reasonable estimate of the benefits payable to our named executive officers other than Mr. Wilson (1) under our 1989 Incentive Compensation Plan, as amended, and supplemental retirement plans assuming that a change of control occurred on December 29, 2006, the last business day of fiscal year 2006; (2) under our change of control agreements assuming that a change of control and qualifying termination of employment occurred on December 29, 2006, the last business day of fiscal year 2006; (3) under our 1989 Incentive Compensation Plan, as amended, and our severance plan assuming that a job elimination as a result of a reduction in force, as described above, occurred on December 29, 2006, the last business day of fiscal year 2006; (4) under our severance plan assuming that a termination as a result of mutual resignation, as described above, occurred on December 29, 2006, the last business day of fiscal year 2006; (5) under our 1989 Incentive Compensation Plan, as amended, assuming that a termination as a result of a transfer to an organization outside of Allergan as a result of a divestiture, occurred on December 29, 2006, the last business day of fiscal year 2006 and (6) under our 1989 Incentive Compensation Plan, as amended, assuming that a termination as a result of death or permanent disability occurred on December 29, 2006, the last business day of fiscal year 2006. Excluded are benefits previously accrued under our executive deferred compensation plan, defined benefit retirement plan and two supplemental retirement plans. For information on such accrued benefits, see the Nonqualified Deferred Compensation Table and the Pension Benefits Table in this proxy statement. Also excluded are benefits provided to all employees, such as accrued vacation, and benefits provided under our life and other insurance policies. As to Mr. Wilson, the table presents the actual benefits paid to Mr. Wilson with respect to his employment termination that occurred effective October 31, 2006. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a change of control, our named executive officers will receive the amounts reflected below.

					Value of	Continuation
				Value of	Restricted	of
		Salary(1)	Retirement	Option	Stock	Employment	280G Tax	Total
Name	Trigger	and Bonus	Benefits(2)	Acceleration(3)	Acceleration(4)	Benefits(5)	Gross Up(6)	Value(7)

David E.I. Pyott	Change of Control	$0	$638,159	$18,913,080	$638,454	$0	$0	$20,189,693
	Change of Control and Qualifying Termination	$7,620,126	$2,447,548	$18,913,080	$638,454	$192,367	$5,148,714	$34,960,289
	Job Elimination — Reduction in Force	$2,325,000	$0	$18,913,080	$265,943	$22,563	$0	$21,526,586
	Mutual Resignation	$2,325,000	$0	$0	$0	$22,563	$0	$2,347,563
	Transfer to an Organization Outside of Allergan as a Result of a Divestiture	$0	$0	$18,913,080	$265,943	$0	$0	$19,179,023
	Death or Disability	$0	$0	$18,913,080	$638,454	$0	$0	$19,551,534

Jeffrey L. Edwards	Change of Control	$0	$115,476	$1,667,813	$672,460	$0	$0	$2,455,749
	Change of Control and Qualifying Termination	$1,723,560	$526,291	$1,667,813	$672,460	$126,750	$0	$4,716,874
	Job Elimination — Reduction in Force	$908,333	$0	$1,667,813	$467,106	$25,188	$0	$3,068,440
	Mutual Resignation	$908,333	$0	$0	$0	$25,188	$0	$933,521
	Transfer to an Organization Outside of Allergan as a Result of a Divestiture	$0	$0	$1,667,813	$467,106	$0	$0	$2,134,919
	Death or Disability	$0	$0	$1,667,813	$672,460	$0	$0	$2,340,273

F. Michael Ball	Change of Control	$0	$242,320	$4,743,290	$177,335	$0	$0	$5,162,945
	Change of Control and Qualifying Termination	$2,873,253	$986,536	$4,743,290	$177,335	$181,910	$0	$8,962,324
	Job Elimination — Reduction in Force	$1,200,000	$0	$4,743,290	$73,880	$26,048	$0	$6,043,218
	Mutual Resignation	$1,200,000	$0	$0	$0	$26,048	$0	$1,226,048
	Transfer to an Organization Outside of Allergan as a Result of a Divestiture	$0	$0	$4,743,290	$73,880	$0	$0	$4,817,170
	Death or Disability	$0	$0	$4,743,290	$177,335	$0	$0	$4,920,625

Douglas S. Ingram	Change of Control	$0	$145,921	$3,211,763	$361,375	$0	$0	$3,719,059
	Change of Control and Qualifying Termination	$2,218,854	$554,563	$3,211,763	$361,375	$136,196	$1,695,224	$8,177,975
	Job Elimination — Reduction in Force	$958,333	$0	$3,211,763	$100,582	$24,962	$0	$4,295,640
	Mutual Resignation	$958,333	$0	$0	$0	$24,962	$0	$983,295
	Transfer to an Organization Outside of Allergan as a Result of a Divestiture	$0	$0	$3,211,763	$100,582	$0	$0	$3,312,345
	Death or Disability	$0	$0	$3,211,763	$361,375	$0	$0	$3,573,138

Scott M. Whitcup, M.D.(8)	Change of Control	$0	$85,568	$2,791,059	$1,079,815	$0	$0	$3,956,442
	Change of Control and Qualifying Termination	$2,177,454	$529,951	$2,791,059	$1,079,815	$102,983	$1,529,719	$8,210,981
	Job Elimination — Reduction in Force	$613,800	$0	$2,791,059	$911,341	$5,838	$0	$4,322,038
	Mutual Resignation	$613,800	$0	$0	$0	$5,838	$0	$619,638
	Transfer to an Organization Outside of Allergan as a Result of a Divestiture	$0	$0	$2,791,059	$911,341	$0	$0	$3,702,400
	Death or Disability	$0	$0	$2,791,059	$1,079,815	$0	$0	$3,870,874

Roy J. Wilson(9)	Actual Termination 10/31/2006	$490,000	$0	$1,433,670	$157,753	$0	$0	$2,081,423

(1)	In the case of a change of control and qualifying termination, represents three times (reflecting the executive’s benefits multiple) (i) the highest annual salary rate within the five-year period preceding termination, plus (ii) a bonus increment equal to the average of the two highest of the last five bonuses paid to such executive under our Management Bonus Plan or Executive Bonus Plan, as applicable. In the case of a termination of employment under our severance plan, represents, for Messrs. Pyott, Ball, Edwards and Ingram, between 22 and 26 months of base salary, and for Dr. Whitcup, between 14 and 15 1/2 months of base salary.

(2)	In the case of a change of control, represents the present value of the incremental non-qualified pension benefit payable based on a 3.6% discount rate and the 1983 group mortality table (male). In the case of a change of control and qualifying termination, represents the present value of the incremental non-qualified pension benefit payable for additional retirement benefits under our pension plan and supplemental retirement plans as if the executive had worked for an additional three-year period (reflecting the executive’s benefits multiple) after termination of employment based on a 3.6% discount rate and the 1983 group mortality table (male).

(3)	Represents the aggregate value of the acceleration of vesting of the participant’s unvested stock options based on the spread between the closing price of our common stock on December 29, 2006 and the exercise price of the stock options.

(4)	Represents the aggregate value of the acceleration of vesting of the participant’s unvested restricted stock based on the closing price of our common stock on December 29, 2006.

(5)	In the case of a change of control and qualifying termination, represents the estimated payments for continued medical, dental, vision and life insurance coverage, access to a car allowance, tax and financial planning, out placement and gasoline reimbursement, each for a period of three years, after termination of employment. In the case of a termination of employment under our severance plan, represents medical, dental and vision coverage during the severance pay period.

(6)	Represents payment of an amount sufficient to offset the impact of any “excess parachute payment” excise tax payable by the executive pursuant to the provisions of the Internal Revenue Code or any comparable provision of state law.

(7)	Excludes the value to the executive of a continued right to indemnification by us and continued coverage under our directors’ and officers’ liability insurance (if applicable).

(8)	Excludes amounts borrowed from us prior to becoming an executive officer, on November 9, 2000, which may offset any severance payable if Dr. Whitcup is terminated with or without cause. See “Certain Relationships and Related Party Transactions” in this proxy statement for additional information.

(9)	Represents the actual benefits paid to Mr. Wilson with respect to his employment termination effective October 31, 2006. We entered into a Severance and General Release Agreement with Mr. Wilson effective October 6, 2006 whereby Mr. Wilson’s employment ended effective October 31, 2006. Pursuant to the terms of the severance agreement, we provided Mr. Wilson a severance payment consisting of 14 months base pay totaling $490,000 and a payment of $17,273 resulting from his accrued vacation. In addition, Mr. Wilson received a bonus based on his target bonus amount modified by corporate performance under the Management Bonus Plan for 2006 that was prorated through October 2006. All of Mr. Wilson’s unvested stock options became vested and the vesting of Mr. Wilson’s unvested restricted stock was prorated on October 31, 2006, Mr. Wilson’s last day of employment by us, in accordance with a “Job Elimination” under our 1989 Incentive Compensation Plan, as amended.

8.	Director Compensation Table

The following table summarizes the cash compensation paid to our non-employee directors for the year ended December 31, 2006, as well as the costs we incurred during 2006 for stock options and stock awards granted in 2006 and prior years to our non-employee directors. Please note that ownership of vested stock by our non-employee directors is set forth under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” in this proxy statement.

	Fees Earned
	or Paid in	Stock	Option
Director	Cash(1)	Awards(2)(4)	Awards(3)(4)	Total

Herbert W. Boyer, Ph.D.	$121,644	$138,805	$122,327	$382,776
Deborah Dunsire, M.D.(5)	$3,000	$0	$0	$3,000
Handel E. Evans(6)	$72,443	$82,053	$122,327	$276,823
Michael R. Gallagher	$67,150	$82,053	$122,327	$271,530
Gavin S. Herbert	$57,000	$82,053	$122,327	$261,380
Robert A. Ingram	$59,131	$167,922	$122,327	$349,380
Trevor M. Jones, Ph.D.	$61,379	$153,321	$122,327	$337,027
Louis J. Lavigne, Jr.	$69,000	$268,918	$102,492	$440,410
Russell T. Ray	$88,000	$138,805	$122,327	$349,132
Stephen J. Ryan, M.D.	$77,511	$82,053	$122,327	$281,891
Leonard D. Schaeffer	$74,108	$153,321	$122,327	$349,756

(1)	In 2006, each non-employee director received an annual retainer of $40,000 for services as a director, except that the Vice Chairman received an annual retainer of $100,000. The retainer paid to the Vice Chairman reflects the Vice Chairman’s critical role in aiding and assisting the Chairman of our board and the remainder of our board in assuring effective corporate governance and in managing the affairs of our board including: (1) presiding over executive sessions of our board and over board meetings when the Chairman of our board is not in attendance; (2) consulting with the Chairman of our board and other board members on corporate governance practices and policies, and assuming the primary leadership role in addressing issues of this nature if, under the circumstances, it is inappropriate for the Chairman of our board to assume such leadership; (3) meeting informally with other outside directors between board meetings to assure free and open communication within the group of outside directors; (4) assisting the Chairman of our board in preparing our board agenda so that the agenda includes items requested by non-management members of our board; (5) administering the annual board evaluation and reporting the results to the Corporate Governance Committee; and (6) assuming other responsibilities that the non-management directors as a whole might designate from time to time.

Professor Jones, Messrs. Evans, Gallagher and Ingram, and Dr. Ryan, each deferred $61,379, $72,443, $67,150, $59,131 and $39,011, respectively, of their retainer and meeting fees paid in 2006 under our deferred directors’ fee program.

The Chairman of each board committee received a $2,500 quarterly retainer fee for committee meetings presided over in 2006, except that the Chairman of the Audit and Finance Committee received a $5,000 quarterly retainer fee for regular committee meetings presided over in 2006. In addition, all non-employee directors, including our board committee chairs, received $2,000 for each board meeting attended in 2006 and an additional $1,000 for each board committee meeting attended in 2006.

(2)	The amounts shown are the compensation cost recognized by us in fiscal year 2006 related to grants of restricted stock in fiscal year 2006 and prior fiscal years, as prescribed under Financial Accounting Standard No. 123R. For a discussion of valuation assumptions, see Note 10, Non-Employee Director Equity Incentive Plan, to our Notes to Consolidated Financial Statements included in our annual report on

Form 10-K for the year ended December 31, 2006. The table below shows how much of the overall amount of the compensation cost is attributable to each award.

			2006 Fiscal Year
Director	Grant Date	Number Shares of Stock	Compensation Cost

Herbert W. Boyer, Ph.D.	May 2, 2006	5,400	$124,116
	April 25, 2003	5,400	$14,689
Deborah Dunsire, M.D.	—	—	—
Handel E. Evans	April 28, 2004	5,400	$82,053
Michael R. Gallagher	April 28, 2004	5,400	$82,053
Gavin S. Herbert	April 28, 2004	5,400	$82,053
Robert A. Ingram	May 2, 2006	5,400	$124,116
	April 26, 2005	1,800	$43,806
Trevor M. Jones, Ph.D.	April 26, 2005	5,400	$153,321
Louis J. Lavigne, Jr.	May 2, 2006	5,400	$268,918
Russell T. Ray	May 2, 2006	5,400	$124,116
	April 25, 2003	5,400	$14,689
Stephen J. Ryan, M.D.	April 28, 2004	5,400	$82,053
Leonard D. Schaeffer	April 26, 2005	5,400	$153,321

The grant date fair value of the 5,400 shares of restricted stock granted on May 2, 2006, the date of our 2006 annual meeting of stockholders, to Dr. Boyer and Messrs. Ingram, Ray and Lavigne was $558,522, as prescribed under Financial Accounting Standard No. 123R, based on the closing price of our common stock on May 1, 2006 of $103.43, the day before our 2006 annual meeting of stockholders.

Under our 2003 Non-employee Director Equity Incentive Plan, as amended (the “non-employee director plan”), each non-employee director was automatically granted upon appointment (and effective at the next annual meeting of stockholders), election or reelection to our board 1,800 shares of restricted stock multiplied by the number of years in that non-employee director’s remaining term of service on our board. Effective as of the 2007 annual meeting of stockholders, our board has increased the grant of shares of restricted stock automatically made to each non-employee director upon appointment, election or re-election to our board to 2,400 shares of restricted stock multiplied by the number of years in that non-employee director’s remaining term of service on our board. The restrictions on the restricted stock lapse at a rate of 1,800 shares (2,400 shares for grants made at and after the 2007 annual meeting of stockholders) of common stock per year on the date of each annual meeting of stockholders at which directors are elected, subject to continued service on our board through that date. If an individual ceases to serve as a director prior to full vesting of a restricted stock grant for reasons other than death or total disability, the shares not then vested are returned to us without payment of any consideration to the director.

(3)	The amounts shown are the amounts of compensation cost recognized by us in fiscal year 2006 related to grants of stock options in fiscal year 2006 and prior fiscal years, as prescribed under Financial Accounting Standard No. 123R. For a discussion of valuation assumptions, see Note 10, Non-Employee Director Equity Incentive Plan, to our Notes to Consolidated Financial Statements included in our annual report on

Form 10-K for the year ended December 31, 2006. The table below shows how much of the overall amount of the compensation cost is attributable to each award.

			Number of	2006
			Shares of	Fiscal Year
			Stock Underlying	Compensation
Director	Grant Date	Exercise Price	Options	Cost

Herbert W. Boyer, Ph.D.	May 2, 2006	$103.43	4,500	$102,492
	April 26, 2005	$72.98	2,500	$19,835
Deborah Dunsire, M.D.	—	—	—	—
Handel E. Evans	May 2, 2006	$103.43	4,500	$102,492
	April 26, 2005	$72.98	2,500	$19,835
Michael R. Gallagher	May 2, 2006	$103.43	4,500	$102,492
	April 26, 2005	$72.98	2,500	$19,835
Gavin S. Herbert	May 2, 2006	$103.43	4,500	$102,492
	April 26, 2005	$72.98	2,500	$19,835
Robert A. Ingram	May 2, 2006	$103.43	4,500	$102,492
	April 26, 2005	$72.98	2,500	$19,835
Trevor M. Jones, Ph.D.	May 2, 2006	$103.43	4,500	$102,492
	April 26, 2005	$72.98	2,500	$19,835
Louis J. Lavigne, Jr.	May 2, 2006	$103.43	4,500	$102,492
Russell T. Ray	May 2, 2006	$103.43	4,500	$102,492
	April 26, 2005	$72.98	2,500	$19,835
Stephen J. Ryan, M.D.	May 2, 2006	$103.43	4,500	$102,492
	April 26, 2005	$72.98	2,500	$19,835
Leonard D. Schaeffer	May 2, 2006	$103.43	4,500	$102,492
	April 26, 2005	$72.98	2,500	$19,835

The grant date fair value of the options to purchase 4,500 shares of our common stock on May 2, 2006, the date of our 2006 annual meeting of stockholders, was $153,949, based on the Black-Scholes model of option valuation to determine grant date fair value, as prescribed under Financial Accounting Standard No. 123R. The actual value, if any, a director may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by a director will be at or near the value estimated by the Black-Scholes model. The following assumptions were used in the Black-Scholes model: market price of stock, $103.78; exercise price of option, $103.43; expected stock volatility, 30.00%; risk-free interest rate, 4.48% (based on the 10-year treasury bond rate); expected life, 4.75 years; dividend yield, 0.50%.

With respect to stock options, in accordance with our non-employee director plan, each non-employee director was automatically granted options covering 4,500 shares on the date of each regular annual meeting of stockholders at which directors are to be elected, which vest in full 12 months after the date of grant, subject to accelerated vesting upon death or total disability. Effective as of the 2007 annual meeting of stockholders, our board has increased the number of shares subject to the automatic grant of options on the date of each regular annual meeting of stockholders at which directors are to be elected to 5,700 shares of our common stock. No option may be exercised after the first to occur of (1) three months after voluntary resignation or removal for cause, (2) 12 months after termination of service as director for any other reason, or (3) 10 years from the date of grant.

(4)	The table below shows the aggregate numbers of unvested stock awards and option awards granted in 2006 and prior years, and reflects the amounts outstanding for each non-employee director as of December 31, 2006.

	Unvested	Vested and Unvested
Director	Stock Awards	Option Awards

Herbert W. Boyer, Ph.D.	5,400	12,000
Deborah Dunsire, M.D.	0	0
Handel E. Evans	1,800	12,000
Michael R. Gallagher	1,800	12,000
Gavin S. Herbert	1,800	12,000
Robert A. Ingram	5,400	7,000
Trevor M. Jones, Ph.D.	3,600	7,000
Louis J. Lavigne, Jr.	3,600	4,500
Russell T. Ray	5,400	12,000
Stephen J. Ryan, M.D.	1,800	12,000
Leonard D. Schaeffer	3,600	12,000

Please note that ownership of vested shares of stock is set forth under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” in this proxy statement.

(5)	Dr. Deborah Dunsire was appointed to our board effective December 4, 2006. Dr. Dunsire receives an annual retainer of $40,000 for services as a director beginning January 1, 2007, $2,000 for each board meeting attended and $1,000 for each board committee meeting attended. At our 2007 annual meeting of stockholders, Dr. Dunsire will receive a grant of 4,800 shares of restricted stock, which vest at a rate of 2,400 shares per year, and an option to purchase 5,700 shares of our common stock, which will vest at our next annual meeting of stockholders.

(6)	Mr. Evans’ term as a director will expire at our 2007 annual meeting of stockholders. Mr. Evans will not stand for re-election.

In addition to the foregoing, we reimburse our non-employee directors for the costs of attending up to two continuing education programs for directors per year. We do not believe these to be perquisites as the directors are expected to attend such programs and continuing education programs are integrally and directly related to their service as our directors.

REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE

The Organization and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Organization and Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in our 2006 annual report on Form 10-K and in this proxy statement for the 2007 annual meeting of stockholders.

ORGANIZATION AND COMPENSATION
COMMITTEE,

Leonard D. Schaeffer, Chairperson
Handel E. Evans
Michael R. Gallagher
Russell T. Ray

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Organization and Compensation Committee is a current or former officer or employee of us or any of our subsidiaries. None of our executive officers served on the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or on the Organization and Compensation Committee.

AUDIT AND FINANCE COMMITTEE REPORT

Our Audit and Finance Committee issued the following report for inclusion in this proxy statement in connection with the 2007 annual meeting.

1.	The Audit and Finance Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2006 with management of Allergan and with Allergan’s independent registered public accounting firm, Ernst & Young LLP.

2.	The Audit and Finance Committee has discussed those matters required by Statement on Auditing Standards No. 61 with Ernst & Young LLP.

3.	The Audit and Finance Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, and has discussed with Ernst & Young LLP its independence from Allergan and its management.

4.	After the discussions referenced in paragraphs 1 through 3 above, the Audit and Finance Committee recommended to our board of directors that the audited financial statements for the year ended December 31, 2006 be included or incorporated by reference in the Annual Report on Form 10-K for that year for filing with the SEC.

AUDIT AND FINANCE COMMITTEE,

Russell T. Ray, Chairperson
Michael R. Gallagher
Louis J. Lavigne, Jr.
Stephen J. Ryan, M.D.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The charter of the Audit and Finance Committee requires that it review and discuss with management and our independent registered public accounting firm any material related party transactions involving terms that differ from those that would typically be negotiated with independent parties. In connection with this requirement, all related party transactions (transactions involving our directors and executive officers or their immediate family members) are disclosed to our Audit and Finance Committee and our board of directors at least annually. We are not aware of any transactions between us and any stockholder owning five percent or greater of our outstanding common stock but if any such transaction were to arise, it would, pursuant to the terms of the Audit and Finance Committee’s charter, be reviewed by that committee. In addition, transactions involving our directors are disclosed and reviewed by our Corporate Governance Committee in its assessment of our directors’ independence. To the extent such transactions are ongoing business relationships, the transactions are disclosed and, as applicable, reviewed annually. The Audit and Finance Committee intends to approve only those related party transactions that are in the best interests of our stockholders.

Prior to becoming our executive officer, on November 9, 2000, Dr. Scott Whitcup, our Executive Vice President, Research and Development, entered into a Promissory Note secured by a Deed of Trust (the “Note”) in which he borrowed $300,000, without interest, from us for the purchase of a home, which was subsequently amended on January 8, 2003. Dr. Whitcup must repay the Note if he is terminated with or without cause or if he sells or transfers his residence in California. If Dr. Whitcup remains employed and has not sold or otherwise conveyed the property, we will forgive the Note in three equal reductions of $100,000 to be made on November 9, 2009, November 9, 2010 and November 9, 2011. The balance of the Note on December 31, 2006 was $300,000.

ANNUAL REPORT

Our 2006 Annual Report to Stockholders, which includes our 2006 Annual Report on Form 10-K, accompanies the proxy materials being mailed to all stockholders. Those documents are not a part of the proxy solicitation materials. We will provide, without charge, additional copies of our 2006 Annual Report on Form 10-K upon the receipt of a written request by any stockholder.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate all or portions of our filings, including this proxy statement, with the SEC, in whole or in part, the Audit and Finance Committee Report and the Report of the Organization and Compensation Committee contained in this proxy statement shall not be deemed to be incorporated by reference into any such filing or deemed filed with the SEC under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

OTHER BUSINESS

Stockholder Proposals for Inclusion in Proxy Statement

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2008 proxy statement, a stockholder’s proposal must be received by us no later than November 29, 2007 and must otherwise comply with Rule 14a-8 under the Securities Exchange Act of 1934.

Stockholder Proposals for Annual Meeting

Our Restated Certificate of Incorporation contains an advance notice provision with respect to matters to be brought at an annual meeting of stockholders and not included in our proxy statement. Pursuant to our Restated Certificate of Incorporation, only such business shall be conducted at an annual meeting of stockholders as is properly brought before the meeting. For business to be properly brought before an annual meeting by a stockholder, in addition to any other applicable requirements, timely notice of the matter must be first given to our secretary. To be timely, written notice must be received by our secretary not less than 30 days nor more than 60 days prior to the meeting. If less than 40 days’ notice or prior public disclosure of the meeting has been given to stockholders, then notice of the proposed business matter must be received by our secretary not later than 10 days after the mailing of notice of the meeting or such public disclosure. Any notice to our secretary must include as to each matter the stockholder proposes to bring before the meeting: (a) a brief description of the proposal desired to be brought before the meeting and the reason for conducting such business at the annual meeting; (b) the name and record address of the stockholder proposing such business or other stockholders supporting such proposal; (c) the class and number of shares of common stock that are beneficially owned by the stockholder on the date of such stockholder notice and by other stockholders supporting such proposal on the date of such stockholder notice; and (d) any material interest of the stockholder in such business. While our board of directors will consider stockholder proposals, we reserve the right to omit from our 2008 proxy statement stockholder proposals that we are not required to include under the Securities Exchange Act of 1934, as amended, including Rule 14a-8 thereunder.

Stockholder Nominations of Directors

Our Restated Certificate of Incorporation provides that any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if timely written notice of such stockholder’s intent to make such nomination is given, either by personal delivery or United States mail, postage prepaid, to Allergan, Inc., Attn: Secretary, 2525 Dupont Drive, P.O. Box 19534, Irvine, CA 92623. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the address provided above not less than 30 days nor more than 60 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date. If less than 40 days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. A stockholder’s notice to our secretary must set forth: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of our capital stock beneficially owned by the person, (iv) the consent of the proposed nominee; and (v) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and (b) as to the stockholder giving the notice, (i) the name and address, as they appear on our books, of the stockholder and (ii) the class and number of shares of our capital stock that are beneficially owned by the stockholder on the date of such stockholder notice. We may require any proposed nominee to furnish such other information as may be reasonably required by us to determine the eligibility of such proposed nominee to serve as our director.

In the alternative, stockholders can at any time recommend for consideration by the Corporate Governance Committee qualified candidates for our board of directors that meet the qualifications described in this proxy statement under the heading “Corporate Governance Committee” by submitting to us any recommendations for director candidates, along with appropriate biographical information, a brief description of such candidate’s qualifications and such candidate’s written consent to nomination, to the Corporate Governance Committee, c/o Allergan, Inc., Attn: Secretary, 2525 Dupont Drive, P.O. Box 19534, Irvine, CA 92623. Submissions satisfying the required qualifications will be forwarded to the Chairman of the Corporate Governance Committee or such other member of the Corporate Governance Committee delegated to review and consider candidates for director nominees.

By Order of the Board of Directors

Douglas S. Ingram
Executive Vice President,
Chief Administrative Officer,
General Counsel and Secretary

Irvine, California
March 21, 2007

ALLERGAN, INC.
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 1, 2007
10:00 A.M.
Irvine Marriott Hotel
18000 Von Karman Avenue
Irvine, CA
[GRAPHIC]
Allergan, Inc.
2525 Dupont Drive
Irvine, CA 92612
proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Tuesday, May 1, 2007.
The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.
By signing the proxy, you revoke all prior proxies and appoint Douglas S. Ingram and Matthew J. Maletta, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
See reverse for voting instructions.
COMPANY #
There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 a.m. (CT) on April 30, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/agn/ — QUICK *** EASY *** IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 a.m. (CT) on April 30, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Allergan, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card
Please detach here
The Board of Directors Recommends a Vote FOR Items 1 and 2.
1. To elect three Class III directors to serve for three-year terms until the annual meeting of stockholders in 2010 and until their successors are elected and qualified:

01 Michael R. Gallagher	03 Stephen J. Ryan, M.D.	☐ Vote FOR	☐ Vote WITHHELD
02 Gavin S. Herbert		all nominees	from all nominees
(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2007	☐ For	☐ Against	☐ Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Address Change? Mark Box ☐     Indicate changes below:               ☐ Will attend the meeting

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.